As filed with the Securities and Exchange Commission on November 27, 2012
Registration No.  333-[ ]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM F-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BANCO SANTANDER, S.A.
(Exact name of registrant as specified in its charter)

Kingdom of Spain	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
Ciudad Grupo Santander 28660 Boadilla del Monte (Madrid), Spain +34 91 259 6520
(Address and telephone number of Registrant’s principal executive offices)

SANTANDER US DEBT, S.A. UNIPERSONAL (Exact name of registrant as specified in its charter)
Kingdom of Spain	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
Ciudad Grupo Santander 28660 Boadilla del Monte (Madrid), Spain +34 91 259 6520
(Address and telephone number of Registrant’s principal executive offices)
______________________ Banco Santander, S.A. New York Branch 45 E. 53rd Street New York, New York 10022 Attn: James H. Bathon, Legal Counsel (212) 350-3500
(Name, address, and telephone number of agent for service)
Please send copies of all communications to:
Nicholas A. Kronfeld Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000	E. Mark Walsh Sidley Austin LLP Woolgate Exchange 25 Basinghall Street London EC2V 5HA +44 20 7360 3600
Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C.  or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C.  filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
	Unspecified(2)	Unspecified(2)	Unspecified(2)	$0(3)
Senior Debt Securities of Santander US Debt, S.A. Unipersonal
Guarantees by Banco Santander, S.A. of Senior Debt Securities(1)
(1)	No separate consideration will be received for the guarantees in connection with the senior debt securities.
(2)
An unspecified aggregate initial offering price and number or amount of senior debt securities and related guarantees of the senior debt securities is being registered as may from time to time be offered at indeterminate prices.

(3)	In accordance with Rules 456(b) and 457(r), the registrants are deferring payment of all registration fees.

PROSPECTUS

Santander US Debt, S.A. Unipersonal

(incorporated with limited liability in the Kingdom of Spain)
Senior Debt Securities
fully and unconditionally guaranteed by

Banco Santander, S.A.

(incorporated with limited liability in the Kingdom of Spain)

Santander US Debt, S.A. Unipersonal (the “issuer”) may offer from time to time in one or more offerings senior debt securities denominated in U.S. dollars (the “notes”).  The notes will be fully and unconditionally guaranteed on a senior basis, as described in this prospectus, by Banco Santander, S.A. (the “guarantor”).  The guarantees of the notes (the “guarantees”) as to the payment of principal and interest will be direct, unsecured and unsubordinated obligations of the guarantor, ranking equally in right of payment with its other unsecured unsubordinated indebtedness.

This prospectus describes the general terms of these securities and the general manner in which we will offer these securities.  The specific terms of any securities we offer will be included in a supplement to this prospectus.  The applicable prospectus supplement will also describe the specific manner in which we will offer the securities.  This prospectus may not be used to offer any securities unless it is accompanied by a prospectus supplement.

If we decide to list any securities on a national securities or other exchange upon issuance, the applicable prospectus supplement to this prospectus will identify the exchange and the date when we expect trading to begin.

Investing in the securities described in this prospectus involves risks.  See “Risk Factors” beginning on page 7.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of Spain, the United States or any other jurisdiction.

The date of this prospectus is November 27, 2012.

We have not authorized anyone to provide you with any information concerning any offering of securities other than what is included or incorporated by reference in this prospectus, the accompanying prospectus supplement and in any free writing prospectus prepared by us or on our behalf or to which we have referred you.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  We are not making an offer of these securities in any jurisdiction where the offer is not permitted.  You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) using a “shelf” registration process.  Under this shelf process, we may from time to time offer the securities described in this prospectus in one or more offerings.  Each time we offer securities under the registration statement, we will provide a prospectus supplement that will contain specific information about the terms of that offering.  The prospectus supplement may also add, update or change information contained in this prospectus.  If a prospectus supplement is inconsistent with this prospectus, the terms of the prospectus supplement will control.  Therefore, the statements made in this prospectus may not be the terms that apply to the securities you purchase.  You should read this prospectus, the relevant prospectus supplement and any related issuer free writing prospectus together with the additional information described under the heading “Incorporation of Documents by Reference”.  The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about us and the securities offered under this prospectus.  Statements contained in this prospectus and the applicable prospectus supplement about the provisions or content of any agreement or other document are only summaries.  If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.  That registration statement can be read at the SEC’s website or at the SEC’s offices mentioned under the heading “Where You Can Find More Information”.

As used in this prospectus, unless the context otherwise requires, references to “Banco Santander”, “Santander”, the “Bank” and the “guarantor” mean Banco Santander, S.A., and where applicable, its consolidated subsidiaries.  All references to the “Group” mean Banco Santander, S.A. and its consolidated subsidiaries.

The terms “issuer” or “Santander US Debt” refer to Santander US Debt, S.A. Unipersonal.  Banco Santander has guaranteed securities previously issued by Santander US Debt, S.A. Unipersonal and will fully and unconditionally guarantee any securities issued by it pursuant to this prospectus.

All references to “we”, “us” and “our” refer to Banco Santander, S.A., Santander US Debt, S.A. Unipersonal, or both, as the context requires.

All references to “$”, “U.S.$”, “U.S. dollars” and “dollars” refer to United States dollars, and “€” and “euro” refer to euro.

All references to the “notes” are to the senior debt securities of Santander US Debt.  All references to a “guarantee” are to a guarantee by the guarantor of a note.

Unless otherwise indicated, ‘‘noteholder’’ or “holder” refers to the registered holder of any note.  “Beneficial owner” refers to an owner of a beneficial interest in any note.

All references to “Spain” refer to the Kingdom of Spain.

CERTAIN INFORMATION ABOUT BOOK-ENTRY ISSUANCE

Unless otherwise stated in the relevant prospectus supplement, each series of notes will be represented by one or more global notes deposited with, or on behalf of, The Depository Trust Company (“DTC”).  You will not receive certificated notes unless one of the events described under the heading “Description of the Notes and Guarantees—Form, Denomination, Transfer and Registration” occurs.  You may hold securities entitlements in respect of the notes directly through DTC, if you are a participant of DTC, or indirectly through organizations that are participants of DTC or that have accounts with participants of DTC, including Euroclear Bank S.A./N.V. (“Euroclear”) but excluding Clearstream Banking, société anonyme (“Clearstream”).  The notes will not be eligible to be held through Clearstream.  See “Description of the Notes and Guarantees—Form, Denomination, Transfer and Registration”.

WHERE YOU CAN FIND MORE INFORMATION

The guarantor is subject to the information requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), applicable to a foreign private issuer and, accordingly, files or furnishes reports, including annual reports on Form 20-F, reports on Form 6-K and other information with the SEC.  You may read and copy any documents filed by the guarantor, including the registration statement of which this prospectus is a part, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C.  20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  The guarantor’s filings with the SEC are also available to the public through the SEC’s website at http://www.sec.gov and, if any series of notes is listed on the New York Stock Exchange (“NYSE”), through the NYSE, 20 Broad Street, New York, New York 10005.

The guarantor has filed with the SEC a registration statement on Form F-3 relating to the securities covered by this prospectus.  This prospectus is a part of the registration statement and does not contain all of the information in the registration statement.  Whenever a reference is made in this prospectus to a contract or other document of the guarantor, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document.  You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s website.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus.  This means that we can disclose important information to you by referring you to another document.  Any document referred to in this way is considered part of this prospectus from the date that we file that document.  We incorporate by reference into this prospectus the following documents or information:

(1) The Annual Report of the Bank on Form 20-F for the year ended December 31, 2011, including the Bank’s audited consolidated financial statements and the notes thereto, as filed with the SEC on April 27, 2012 (the “2011 Annual Report”);

(2) The Periodic Report on Form 6-K of the Bank for the six-month period ended June 30, 2012, as furnished to the SEC on October 31, 2012 (the “June 30, 2012 Form 6-K”);

(3) The Periodic Report on Form 6-K of the Bank for the nine-month period ended September 30, 2012, as furnished to the SEC on October 26, 2012 (the “September 30, 2012 Form 6-K”) excluding the subsection entitled “Highlights of the Period—Rating Agencies” set out on page 6 of Item 2 thereof, the subsection entitled “Consolidated Financial Report—Rating Agencies.Grupo Santander” set out on page 20 of Item 2 thereof and the webcast presentation for 3rd quarter results set out in Item 4 thereof ; and

(4) The Periodic Reports on Form 6-K of the Bank as furnished to the SEC on September 28, 2012 and September 26, 2012.

All subsequent filings made by the Bank with the SEC under Section 13(a), 13(c), 14 or 15(A) of the Exchange Act as well as any report on Form 6-K furnished by the Bank to the SEC to the extent the Form 6-K expressly states that it is being incorporated by reference herein, on or after the date of this prospectus and prior to the termination of the relevant offering under this prospectus, will also be deemed to be incorporated by reference in this prospectus.

Any statement contained in this prospectus or in a document incorporated or deemed incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any such subsequent document modifies or supersedes that statement.  Any statement that is modified or superseded in this manner will no longer be a part of this prospectus, except as modified or superseded.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus.

You may request a copy of any or all documents that are incorporated by reference in this prospectus by writing or telephoning the Bank at its principal executive offices at the following address:

Banco Santander, S.A.
Ciudad Grupo Santander
28660 Boadilla del Monte (Madrid), Spain
Attention: Investor Relations
Telephone number: +34 91 259 6520

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated into this prospectus by reference contain statements that constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, but are not limited to, information regarding:

•	exposure to various types of market risks;

•	management strategy;

•	capital expenditures;

•	earnings and other targets; and

•	asset portfolios.

Forward-looking statements may be identified by words such as “expect”, “project”, “anticipate”, “should”, “intend”, “probability”, “risk”, “VaR”, “RORAC”, “target”, “goal”, “objective”, “estimate”, “future” and similar expressions.  Forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those in the forward-looking statements.

You should understand that adverse changes in the following important factors, in addition to those discussed in the “Risk Factors” section of this prospectus, the risk factors and certain other information detailed in the Bank’s 2011 Annual Report, and the other information incorporated by reference into this prospectus, could affect the Bank’s future results and could cause those results or other outcomes to differ materially from those anticipated in any forward-looking statement:

Economic and Industry Conditions

•	exposure to various types of market risks, principally including interest rate risk, foreign exchange rate risk and equity price risk;

•
general economic or industry conditions in Spain, the United Kingdom, the United States, other European countries, Brazil, other Latin American countries and the other areas in which the Bank has significant business activities or investments;

•	a default on, or a ratings downgrade of, the sovereign debt of Spain, and the other countries where the Bank operates;

•
a worsening of the economic environment in the United Kingdom, other European countries, Brazil, other Latin American countries, and the United States, and an increase of the volatility in the capital markets;

•	a further deterioration of the Spanish economy;

•	a further widening of Spain’s “risk premium”, or the spread between the yields on Spanish government securities and comparable German government securities;

•	the effects of a continued decline in real estate prices, particularly in Spain, the United Kingdom and the United States;

•	monetary and interest rate policies of the European Central Bank and various central banks;

•	inflation or deflation;

•	the effects of non-linear market behavior that cannot be captured by linear statistical models, such as the VaR model we use;

•	changes in competition and pricing environments;

•	the inability to hedge some risks economically;

•	the adequacy of loss reserves;

•	acquisitions or restructurings of businesses that may not perform in accordance with our expectations;

•	changes in demographics, consumer spending, investment or saving habits; and

•	changes in competition and pricing environments as a result of the progressive adoption of the internet for conducting financial services and/or other factors.

Political and Governmental Factors

•	political stability in Spain, the United Kingdom, other European countries, Latin America and the United States;

•	changes in Spanish, United Kingdom, European Union, Latin American, U.S. or other jurisdictions’ laws, regulations or taxes; and

•	increased regulation in light of the global financial crisis.

Transaction and Commercial Factors

•	damage to the Bank’s reputation;

•
the Bank’s ability to integrate successfully its acquisitions and the challenges inherent in diverting management’s focus and resources from other strategic opportunities and from operational matters while the Bank integrates these acquisitions; and

•	the outcome of the Bank’s negotiations with business partners and governments.

Operating Factors

•	potential losses associated with an increase in the level of substandard loans or non-performance by counterparties to other types of financial instruments;

•	technical difficulties and the development and use of new technologies by the Bank and its competitors;

•	the occurrence of force majeure, such as natural disasters, that impact the Bank’s operations or impair the asset quality of the Bank’s loan portfolio; and

•	the impact of changes in the composition of the Bank’s balance sheet on future net interest income.

The forward-looking statements contained in this prospectus and the information incorporated by reference herein speak only as of the date of this prospectus and the reports incorporated by reference herein, respectively.  We do not undertake to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

RISK FACTORS

You should carefully consider the risk factors contained in the applicable prospectus supplement and the documents incorporated by reference into this prospectus, including, but not limited to, the risk factors in “Item 3.  Key Information—Risk Factors” in our 2011 Annual Report, in deciding whether to invest in the securities being offered pursuant to this prospectus.  In addition, investing in the notes and the guarantees involves risks.  Any of the risks described below or in our 2011 Annual Report, if they actually occur, could materially and adversely affect our or the issuer’s business, results of operations, prospects and financial condition and the value of your investments.

The issuer and the guarantor are required to provide certain information relating to the notes to the Spanish tax authorities.  Certain payments in respect of the notes made to Spanish resident noteholders may be made net of Spanish withholding tax if Spanish tax authorities interpret existing Spanish tax regulation differently than the issuer and the guarantor.

Royal Decree 1145/2011, of July 29, which amends Royal Decree 1065/2007, of July 27, provides that any payment of interest made under securities originally registered in a non-Spanish clearing and settlement entity recognized by the Spanish legislation or by the legislation of another Organization for Economic Co-operation and Development (“OECD”) country (such as DTC) will be made with no withholding or deduction of Spanish taxes provided that the relevant information about the instruments is received from the paying agent by the issuer or the guarantor, as the case may be.  In the opinion of the issuer, payments of interest made under the notes can be made without deduction or withholding of taxes in Spain provided that the relevant information about the notes is submitted.  Accordingly, assuming compliance with certain procedures entered into by the issuer, the guarantor and the paying agent to facilitate the collection of the required information concerning the notes, payments on or in respect of the notes are expected to be made without deduction or withholding of taxes in Spain.  If the paying agent fails to comply with the procedures and to provide the relevant information to the issuer or the guarantor, as the case may be, by 8:00 PM (New York time) on the New York Business Day (defined below) immediately preceding the relevant payment date, the issuer or the guarantor, as the case may be, may be required to withhold tax at the general rate of 19% (except the applicable rate will be 21% during the tax periods 2012 and 2013) from any interest or redemption premium payment with respect to any principal amount of the notes for which the required information has not been provided by the paying agent.  In such an event (other than in the event of a redemption in the circumstances described in the second paragraph in “Description of the Notes and Guarantees—Redemption and Purchase—Early Redemption for Taxation Reasons”), the issuer or the guarantor, as the case may be, will pay the relevant noteholder such additional amounts as may be necessary in order that the net amount received by such noteholder after such withholding equals the sum of the respective amounts of principal, premium, if any, and interest, if any, which would otherwise have been receivable in respect of the notes in the absence of such withholding, subject to the exceptions set forth in “Description of the Notes and Guarantees—Payments of Additional Amounts”.  For purposes of this prospectus, a “New York Business Day” means any day other than a Saturday or Sunday or a day on which banking institutions or trust companies in The City of New York are required or authorized by law, regulation or executive order to close.

Notwithstanding the above, in the case of notes held by Spanish resident individuals (and, under certain circumstances, by Spanish entities subject to Spanish Corporate Income Tax) and deposited with a Spanish resident entity acting as depositary or custodian, payments of interest under the notes may be subject to withholding by such depositary or custodian at the general rate of 19% (except the applicable rate will be 21% during the tax periods 2012 and 2013).  In addition, if the Spanish tax authorities interpret Spanish tax regulation differently than the issuer and the guarantor to require that payments made by the issuer or guarantor to Spanish individual residents (or certain Spanish entities subject to Spanish Corporate Income Tax) are subject to withholding tax, the issuer or the guarantor, as the case may be, may be required to withhold Spanish taxes from such payments.  In that case, neither the issuer nor the guarantor will be required to pay additional amounts with respect to any payments made to, or for the benefit of (i) individuals who are tax resident in Spain (or certain Spanish entities subject to Spanish Corporate Income Tax), or (ii) noteholders who do not provide information regarding their identity or tax residence if then required in order to comply with any applicable legislation or regulation.

If any series of notes is not listed on an organized market in an OECD country by 45 days prior to the applicable first interest payment date on such series of notes, the issuer may, at its option, redeem the notes of such series without penalty or premium.

Unless otherwise indicated in the applicable prospectus supplement, if any series of notes is not listed on an organized market in an OECD country by 45 days prior to the applicable first interest payment date on such series of notes, the issuer may, at its option and having given no less than 15 days’ notice (ending on a day which is no later than the Business Day (as defined below) immediately preceding the applicable first interest payment date on such series of notes) to the noteholders of such series of notes, redeem all of the outstanding notes of such series at their principal amount without any penalty or premium in respect thereof, together with accrued interest, if any, thereon to but not including the relevant redemption date.  In the event of such a redemption, we will be required to withhold tax and will pay interest in respect of the principal amount of such series of notes redeemed net of the Spanish withholding tax applicable to such payments at the general rate of 19% (except the applicable rate will be 21% during the tax periods 2012 and 2013).  If this were to occur, beneficial owners of such series of notes would have to apply directly to the Spanish tax authorities for any refund to which they may be entitled.  For purposes of this prospectus, a “Business Day” is, unless otherwise provided in the relevant prospectus supplement or any related issuer free writing prospectus, a day other than (i) a Saturday, a Sunday or any other day on which banking institutions in New York, New York or London, England are authorized or required by law or executive order to close or (ii) any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (“TARGET2”) payment system (or any successor thereto), is closed.

There is a risk of conflict between U.S. and Spanish law as they apply to the notes of any series.

 Spanish issuers of debt securities, such as the notes of any series, are generally required to have a standing committee of securities holders (sindicato de obligacionistas) that is represented by a commissioner (comisario) and is responsible for certain collective actions by and for the benefit of the noteholders.  See “Description of the Notes and Guarantees—Syndicate of Noteholders, Meetings, Modification and Waiver—Syndicate of Noteholders”.  In addition, the notes of any series are required to be issued under an indenture that is qualified under the U.S. Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), which includes mandatory provisions related to the appointment of a trustee whose duties overlap in part with those of the comisario under Spanish law.  We believe that none of the provisions of the indenture under which the notes of any series will be issued conflict with Spanish law.  However, we cannot assure you that Spanish law will remain unchanged or that a Spanish court would not find that the obligations of the issuer or the trustee under the indenture and the Trust Indenture Act are inconsistent with the obligations of the issuer or the Commissioner (as defined under “Description of the Notes and Guarantees—Syndicate of Noteholders, Meetings, Modification and Waiver—Syndicate of Noteholders”) under Spanish law and would not seek to prevent the trustee or the issuer from taking actions required to be taken under the indenture or the Trust Indenture Act.  Any such finding would not, however, affect the enforceability in Spain of a judgment on any guarantees granted by the guarantor in respect of the notes of any series.

Your right to receive payments of interest and principal on the notes and the related guarantees is effectively junior to certain other obligations of Santander US Debt and the guarantor.

Each series of notes and related guarantees will be, respectively, Santander US Debt’s and the guarantor’s unsecured, unsubordinated obligations, and, subject to statutory preferences under Spanish law, will rank equally with any of Santander US Debt’s and the guarantor’s present and future unsecured and unsubordinated indebtedness and other liabilities and senior to any of Santander US Debt’s and the guarantor’s subordinated indebtedness.  However, each series of notes and related guarantees will be effectively subordinated to all of, respectively, Santander US Debt’s and the guarantor’s secured indebtedness, to the extent of the value of the assets securing such indebtedness, and other preferential obligations under Spanish law (including, for purposes of illustration, tax, social security and employee compensation obligations).

In addition, in the event of the insolvency of Santander US Debt, claims related to accrued and unpaid interest on any series of notes would be considered subordinated obligations of Santander US Debt, while claims related to accrued and unpaid interest under the guarantees would be considered ordinary obligations of the guarantor.

The guarantees are also structurally subordinated to all indebtedness of subsidiaries of the guarantor insofar as any right of the guarantor to receive any assets of any of its subsidiaries upon the insolvency, liquidation, dissolution or winding-up, or other similar proceedings of any of them will, subject to applicable law, be effectively subordinated to the claims of any such subsidiary’s creditors (including trade creditors and holders of debt or guarantees issued by such subsidiary).

There may not be a liquid trading market for any series of notes, which could limit your ability to sell the notes in the future and adversely affect the market price of the notes.

Each series of notes will each constitute a new issue of securities for which there has been no public market, and such series of notes may not be widely distributed.  Accordingly, even if the notes of each series are listed on an organized market in an OECD country as expected, an active trading market for any of series of notes may not develop, the price of any series of notes may fluctuate and liquidity may be limited.  If a market for any series of notes does not develop, purchasers may be unable to resell such notes for an extended period of time, if at all.

You may be unable to enforce judgments obtained in U.S. courts against the issuer or the guarantor.

All of the directors of the issuer and substantially all of the directors and executive officers of the guarantor are not residents of the United States, and substantially all the assets of the issuer and a substantial majority of the assets of the guarantor are located outside of the United States.  As a consequence, you may not be able to effect service of process on these non-U.S. resident directors and executive officers in the United States or to enforce judgments against them outside of the United States.  We have been advised by Spanish counsel that there is doubt as to whether a Spanish court would enforce a judgment of liability obtained in the United States against either of us predicated solely upon the securities laws of the United States.  See “Enforceability of Civil Liabilities”.

BANCO SANTANDER

Banco Santander, S.A. is the parent bank of the Group.  The Group operates principally in Spain, the United Kingdom, other European countries, Brazil and other Latin American countries and the United States, offering a wide range of financial products.  In Latin America, the Group has majority shareholdings in banks in Argentina, Brazil, Chile, Colombia, Mexico, Peru, Puerto Rico and Uruguay.

Banco Santander, S.A. was established on March 21, 1857 and incorporated in its present form by a public deed executed in Santander, Spain, on January 14, 1875.  Banco Santander, S.A. is incorporated under, and governed by the laws of the Kingdom of Spain.  Banco Santander, S.A. conducts business under the commercial name “Santander”.  The Group’s principal corporate offices are located in Ciudad Grupo Santander, Avenida de Cantabria s/n, 28660 Boadilla del Monte, Madrid, Spain, and its telephone number is (011) 34-91-259-6520.

If you would like to know more about either Banco Santander, S.A. or the Group, you can see the Bank’s documents incorporated by reference in this prospectus as described under the section “Incorporation of Documents by Reference”.

SANTANDER US DEBT, S.A. UNIPERSONAL

Santander US Debt, the issuer, which is a wholly-owned subsidiary of the guarantor, was incorporated by a public deed executed on August 23, 2005, and registered in the Mercantile Registry of Madrid on August 25, 2005 as a company with unlimited duration and with limited liability under the laws of Spain (sociedad anónima).  The issuer is a financing vehicle for the Group and has no subsidiary companies.  Other than the proceeds of any issuance, which have been and are expected to be deposited with the guarantor or one of its subsidiaries, the issuer has no material assets.  With the exception of Spanish reserve requirements which must be met prior to the payment of dividends and provided that dividends may only be distributed out of income for the previous year or out of unrestricted reserves and provided further that the net worth of the issuer must not, as a result of the distribution, fall below its paid-in share capital (capital social), there are no restrictions on the guarantor’s ability to obtain funds from the issuer through dividends, loans or otherwise.  Spanish Law 13/1985 requires that the net proceeds of the offering of the notes of any series be deposited with the guarantor or one of its consolidated subsidiaries.

The principal office of Santander US Debt is located in the guarantor’s principal executive offices at Ciudad Grupo Santander, Avenida de Cantabria s/n, 28660 Boadilla del Monte, Madrid, Spain, and its telephone number is (011) 34-91-257-2059.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth Banco Santander’s consolidated ratio of earnings to fixed charges.  Under Regulation (EC) No. 1606/2002 of the European Parliament and of the Council of July 19, 2002, all companies governed by the law of an EU Member State and whose securities are admitted to trading on a regulated market of any Member State must prepare their consolidated financial statements in conformity with the International Financial Reporting Standards as adopted by the European Union (“EU-IFRS”).  The Bank of Spain Circular 4/2004 of December 22, 2004 on Public and Confidential Financial Reporting Rules and Formats (“Circular 4/2004”) requires Spanish credit institutions to adapt their accounting systems to the principles derived from the adoption by the European Union of International Financial Reporting Standards.  Therefore, the Group was required to prepare its consolidated financial statements for the six months ended June 30, 2012 and for the year ended December 31, 2011 in conformity with the EU-IFRS and Bank of Spain’s Circular 4/2004.  Differences between EU-IFRS, Bank of Spain’s Circular 4/2004 and International Financial Reporting Standards as issued by the International Accounting Standard Board (“IFRS-IASB”) are not material for the periods subsequent to 2005.  Therefore, we assert that the financial information that the Bank presented in its June 30, 2012 Form 6-K and its 2011 Annual Report complies with IFRS-IASB.

	Six months ended June 30,	Year ended December 31,
	2012 (1)	2011	2010	2009	2008	2007
IFRS-IASB(2)
Ratio of earnings to fixed charges
Including interest on deposits	1.16%	1.27%	1.52%	1.40%	1.27%	1.35%
Excluding interest on deposits	1.39%	1.63%	2.28%	2.01%	1.57%	1.67%

(1)      Unaudited.

(2)      For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of pre-tax income from continuing operations before adjustment for income or loss from equity investees plus fixed charges.  Fixed charges consist of total interest expense (including or excluding interest on deposits as appropriate) and the interest expense portion of rental expense.

USE OF PROCEEDS

The net proceeds from the sale of any series of notes will be deposited with the guarantor or one of its subsidiaries by the issuer for so long as such series of notes is outstanding, and the guarantor intends to use those monies for general corporate purposes or such other purposes as may be disclosed in the relevant prospectus supplement.

DESCRIPTION OF THE NOTES AND GUARANTEES

This section describes the general terms and provisions of the indenture dated November 26, 2012 (the “indenture”), among Santander US Debt, S.A. Unipersonal (“Santander US Debt”) as issuer, Banco Santander, S.A. (“Banco Santander”) as guarantor and The Bank of New York Mellon as trustee, which sets forth certain provisions with respect to any series of notes and the related guarantees that may be issued under the indenture by Santander US Debt, S.A. Unipersonal and Banco Santander, S.A., respectively.  A prospectus supplement will describe the specific terms of a particular series of notes and any terms outlined in this section that will not apply to those notes.  If there is any conflict between the prospectus supplement and this prospectus, then the terms and provisions in the prospectus supplement will apply unless they are inconsistent with the terms of the indenture, any relevant supplemental indenture or the relevant Board resolution creating the relevant series of notes.  Each series of notes will be constituted by virtue of a public deed of issuance to be executed before a Spanish notary public and registered with the Mercantile Registry of Madrid on or prior to the issuance date.

All material information about any series of notes, the related guarantees and the indenture is summarized below and in the applicable prospectus supplement.  Because this is only a summary, however, it does not contain all the details found in the full text of the indenture, any relevant supplemental indenture, the notes and the guarantees.  If you would like additional information, you should read the indenture, any relevant supplemental indenture, the notes and the guarantees.  Whenever we refer to specific provisions of or terms defined in the indenture in this prospectus, we incorporate by reference into this prospectus such specific provisions of or terms defined in the indenture.

Santander US Debt may issue notes and Banco Santander may issue guarantees of such notes in the future under other indentures or documentation which contain provisions different from those included in the indenture described here.  Neither Santander US Debt nor Banco Santander are prohibited under the indenture, the notes or the guarantees from paying any amounts due under any of their respective obligations at a time when they are in default or have failed to pay any amounts due under the indenture, the notes or the guarantees.

The notes of any series will be issued under the indenture.  The indenture has been filed with the SEC as an exhibit to the registration statement that includes this prospectus.

Terms of the Notes and Guarantees to be Included in a Prospectus Supplement

The applicable prospectus supplement or any related issuer free writing prospectus will describe the material terms of the offered notes of any series and the related guarantees to the extent such terms are not described in this prospectus, including some or all of the following:

•	the title of such series of notes and the series in which these notes will be included;

•	any limit on the aggregate principal amount of such series of notes and the related guarantees;

•	the price or prices (expressed as a percentage of the aggregate principal amount) at which such series of notes will be issued;

•
if such series of notes is to be issuable in global form, then when they are to be issuable in global form and (i) whether beneficial owners of interests in such series of notes may exchange such interests for notes of the same series and of like tenor and of any authorized form and denomination, and the circumstances under which any such exchanges may occur; (ii) the name of the depository with respect to any global note of such series; and (iii) the form of any legend or legends that must be borne by any such note in addition to or in lieu of that set forth in the indenture;

•
the date or dates on which the principal of such series of notes is payable, or the method, if any, by which such date or dates will be determined and, if other than the full principal amount, the portion payable or the method by which the portion of the principal amount of the series of notes payable on that date is determined;

•
the rate or rates (which may be fixed or variable) at which such series of notes will bear interest, if any, or the method by which such rate or rates will be determined and the manner, if other than as described in this prospectus, in which interest will be calculated;

•	if other than as described in this prospectus, the date or dates from which interest on such series of notes, if any, will accrue or the method, if any, by which such date or dates will be determined;

•
the date or dates on which interest, if any, will be payable, the date or dates on which payment of such interest, if any, will commence and the regular record dates for the interest payment dates, if any;

•	whether and under what circumstances in addition to those described in this prospectus Additional Amounts (as defined below) on such series of notes must be payable;

•
if certificates representing such series of notes will be issued in temporary or permanent global form, the identity of the depository for the global notes, and the manner in which any principal, premium, interest or Additional Amounts (as defined below) payable on those global notes will be paid if other than as set forth in this prospectus;

•
if other than as set forth in this prospectus, each office or agency where, subject to the terms of the indenture, any principal, premium, interest or Additional Amounts (as defined below), if any, on such series of notes will be payable, where such series of notes may be presented for registration of transfer or exchange and where notices or demands to the issuer in respect of such series of notes or the indenture may be served;

•
if other than as set forth in this prospectus, whether any of such series of notes are to be redeemable at the option of the issuer and, if so, the period or periods within which, the price or prices at which and the other terms and conditions upon which such notes may be redeemed, in whole or in part, at the option of the issuer and the terms and provisions of such optional redemption;

•
whether the issuer is obligated to redeem or purchase any of such series of notes pursuant to any sinking fund or analogous provision or at the option of any noteholder thereof and, if so, the period or periods within which, the price or prices at which and the other terms and conditions upon which such notes must be redeemed or purchased, in whole or in part, and any provisions for the remarketing of such notes;

•	the denomination, if different from that set forth in this prospectus, in which such series of notes will be issuable;

•	whether any of the notes of such series will be issued as original issue discount notes;

•	any deletions, modifications or additions to, with respect to such series of notes, the events of default or covenants of Santander US Debt or the guarantor set forth in the indenture;

•	any provisions in modification of, in addition to or in lieu of any of the defeasance provisions of the indenture;

•	if other than the trustee, the identity of each security registrar, paying agent, calculation agent (if applicable) and authenticating agent in respect of each series of notes;

•
the deed of issuance (Escritura de emisión) related to such series of notes and the Regulations (as defined below in “—Syndicate of Noteholders, Meetings, Modification and Waiver”) related to such series of notes;

•
additional or alternative material U.S. federal or Spanish income tax considerations applicable to such series of notes and the related guarantees if different from the considerations described in this prospectus; and

•	any other terms of such series of notes, which shall be consistent with the provisions of the indenture.

General

The indenture does not limit the aggregate principal amount of notes that Santander US Debt may issue thereunder.  All notes of one series need not be issued at the same time and a series may be reopened under the indenture, without the consent of any noteholder of such series, for issuances of additional notes which will be consolidated and form one series with the notes of such series previously issued (a “further issue”).  Any additional notes issued in a further issue with the same CUSIP, ISIN or other identifying number of any previously issued notes must be fungible with such previously issued notes for U.S. federal income tax purposes.

Neither the indenture, nor the notes, nor the guarantees will limit or otherwise restrict the amount of other indebtedness or other securities or guarantees which the issuer, the guarantor or any of its subsidiaries may incur or issue.  The notes will not contain any provision that would provide you, as a noteholder of the notes, with protection against a sudden and significant decline in the credit quality of Santander US Debt or the guarantor, or against a takeover, recapitalization or highly leveraged similar transaction involving the guarantor.  Santander US Debt can issue notes from time to time in one or more series, up to the aggregate principal amount that Santander US Debt and the guarantor may authorize.  The notes will be direct, unconditional, unsubordinated and unsecured debt obligations of Santander US Debt.  The guarantees will be direct, unconditional, unsubordinated and unsecured obligations of the guarantor.

Unless otherwise set forth in the relevant prospectus supplement, the notes will be issued only in registered form without coupons in denominations of $1,000 in principal amount.

The issuer may issue any series of notes as original issue discount notes.  An original issue discount note is a note, including a zero coupon note, offered at a discount from the principal amount of the note due at its maturity.  The applicable prospectus supplement will describe the amount payable in the event of an acceleration and other special factors applicable to any original issue discount notes.

The indenture provides that the trustee thereunder with respect to one or more series of notes may resign or be removed under certain circumstances and a successor trustee may be appointed.

Each date on which any series of notes is issued is referred to in this prospectus as the “Issuance Date” with respect to notes of such series.  Each date fixed for the payment of interest on any series of notes is referred to in this prospectus as an “Interest Payment Date” with respect to notes of such series.  The date fixed for the first payment of interest on any series of notes is referred to in this prospectus as the “First Interest Payment Date” with respect to such series of notes.  Each date on which any series of notes matures and the principal (or installment thereof, if any) is expressed to be due and payable is referred to in this prospectus as the “Maturity Date” with respect to notes of such series.  The Issuance Date, each Interest Payment Date, the First Interest Payment Date and the Maturity Date for each series of notes will be set forth in the relevant prospectus supplement or issuer free writing prospectus.

Payment of Interest

Fixed Rate Notes

Each series of notes bearing interest at a fixed rate (the “fixed rate notes”) will bear interest from the Issuance Date of such series of fixed rate notes or from the most recent date through which the issuer or the guarantor, as the case may be, has paid or provided for interest on the fixed rate notes of such series at the rate set forth in the relevant prospectus supplement or any related issuer free writing prospectus.  Interest on each series of fixed rate notes will accrue from and including the Issuance Date of such series of fixed rate notes to but excluding the Maturity Date of such series of fixed rate notes or any date of earlier redemption thereof.  Interest on the fixed rate notes of each series will be payable semi-annually, or as otherwise set forth in the relevant prospectus supplement or any related issuer free writing prospectus, on each Interest Payment Date with respect to such series of fixed rate notes, beginning on the First Interest Payment Date on such series of fixed rate notes to the applicable Maturity Date or date of earlier redemption of such series of fixed rate notes and on such Maturity Date or earlier date of redemption, to the persons in whose names such fixed rate notes are registered at the close of business on the Record Date (as defined below).  Interest on the fixed rate notes of each series will be computed on the basis of a 360-day year of twelve 30-day months.

Except as described below for the First Interest Payment Date with respect to each series of fixed rate notes, on each Interest Payment Date with respect to fixed rate notes of such series, the issuer or the guarantor, as the case may be, will pay interest on the fixed rate notes of such series for the period commencing on and including the immediately preceding Interest Payment Date thereon and ending on and including the day immediately preceding that Interest Payment Date.  On the First Interest Payment Date with respect to each series of fixed rate notes, the issuer or the guarantor, as the case may be, will pay interest for the period beginning on and including the Issuance Date of the fixed rate notes of such series and ending on and including the day immediately preceding the First Interest Payment Date on the fixed rate notes of such series.

If any Interest Payment Date on or Maturity Date or date of earlier redemption of a series of fixed rate notes falls on a day that is not a Business Day, unless specified otherwise in the relevant prospectus supplement or any related issuer free writing prospectus, such payment of principal or interest shall be postponed to the next day that is a Business Day, and no interest on such payment shall accrue for the period from and after such Interest Payment Date or Maturity Date or date of earlier redemption.

All dollar amounts used in or resulting from the calculation of interest on the fixed rate notes of any series will be rounded to the nearest cent (with one half cent being rounded upwards).

Floating Rate Notes

Each series of notes bearing interest at a floating rate (the “floating rate notes”) will bear interest from the Issuance Date of such series of floating rate notes or from the most recent date through which the issuer or the guarantor, as the case may be, has paid or provided for interest on the floating rate notes of such series.

The interest rate per annum for each series of floating rate notes will be reset on the first day of each Interest Period (as defined below) on such series of floating rate notes and will be equal to LIBOR (as defined below) plus or minus the applicable spread with respect to such series of floating rate notes set forth in the relevant prospectus supplement or any related issuer free writing prospectus, and as determined by the calculation agent, or as otherwise set forth in the relevant prospectus supplement or any related issuer free writing prospectus.  The trustee under the indenture will also initially act as calculation agent with respect to each series of floating rate notes.  The amount of interest for each day each floating rate note is outstanding, which is referred to as the “Daily Interest Amount”, will be calculated by dividing the applicable interest rate on such floating rate note in effect for that day by 360 and multiplying the result by the aggregate outstanding principal amount of such floating rate note on that day.  The amount of interest to be paid on each floating rate note for each Interest Period thereon will be calculated by adding the applicable Daily Interest Amounts for each day in the Interest Period.

The issuer or the guarantor, as the case may be, will pay interest on the floating rate notes of each series quarterly, or as otherwise set forth in the relevant prospectus supplement or any related issuer free writing prospectus, on each Interest Payment Date with respect to such series of floating rate notes, commencing on the First Interest Payment Date on such series of floating rate notes to and including the applicable Maturity Date or date of earlier redemption of such series of floating rate notes, to the persons in whose names such floating rate notes are registered at the close of business on the Record Date (as defined below).

If any Interest Payment Date on a series of floating rate notes would fall on a day that is not a Business Day, other than the Interest Payment Date that is also the Maturity Date of such series of floating rate notes, that Interest Payment Date will be postponed to the following day that is a Business Day, except that if such next Business Day is in a different month, then that Interest Payment Date will be the immediately preceding day that is a Business Day.

If the Maturity Date or date of earlier redemption of a series of floating rate notes falls on a day that is not a Business Day, payment of principal and interest on the floating rate notes of such series will be made on the next day that is a Business Day, and no interest on such floating rate notes will accrue for the period from and after the Maturity Date or date of earlier redemption of such series of floating rate notes.

Except as described below for the first Interest Period (as defined below) on each series of floating rate notes, on each Interest Payment Date on each series of floating rate notes, the issuer or the guarantor, as the case may be, will pay interest on the floating rate notes of such series for the period commencing on and including the immediately preceding Interest Payment Date and ending on but excluding that Interest Payment Date.  The first Interest Period for the floating rate notes of each series will begin on and include the Issuance Date of the floating rate notes of such series and will end on but exclude the First Interest Payment Date on the floating rate notes of such series.  Each period for which interest is payable on a floating rate note is referred to as an “Interest Period”.

“LIBOR” means, with respect to each Interest Period on each series of floating rate notes, the rate (expressed as a percentage per annum) for deposits of U.S. dollars having a maturity of three months that appears on the Designated LIBOR Page (as defined below) as of 11:00 a.m., London time, on the relevant Determination Date (as defined below).  If no rate appears on the Designated LIBOR Page, LIBOR will be determined on the basis of the rates at approximately 11:00 a.m., London time, on such Determination Date at which deposits in U.S. dollars are offered to prime banks in the London interbank market by four major banks in such market selected by the calculation agent (after consultation with the issuer) for a term of three months and in a principal amount equal to an amount that the calculation agent determines is representative for a single transaction in U.S. dollars in such market at such time (a “Representative Amount”).  The calculation agent will request the principal London office of each of such banks to provide a quotation of its rate.  If at least two such quotations are provided, LIBOR will be the arithmetic mean of such quotations.  If fewer than two quotations are provided, LIBOR for such interest reset period will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on such Determination Date by three major banks in New York City, selected by the calculation agent (after consultation with the issuer) for loans in U.S. dollars to leading European banks, for a term of three months and in a Representative Amount; provided, however, that if fewer than three banks so selected by the calculation agent are providing such quotations, the then existing LIBOR rate will remain in effect for such interest reset period.

“Designated LIBOR Page” means the Reuters Screen “LIBOR01” Page, or any successor page, on Reuters, or any successor service (or any such other service or services of major banks for the purposes of displaying London interbank offered rates for U.S. dollar deposits).

“Determination Date” means, with respect to any Interest Period on any series of floating rate notes, the second London Banking Day preceding the first day of that Interest Period. “London Banking Day” is any day (other than a Saturday or Sunday) in which dealings in deposits in U.S. dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one millionths of a percentage point rounded upwards (e.g., 3.576545% (or .03576545) being rounded to 3.57655% (or .0357655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one half cent being rounded upwards).

The interest rate on the floating rate notes of any series will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

The calculation agent with respect to any series of floating rate notes will, upon the request of any holder or beneficial owner of a floating rate note of such series, provide the interest rate then in effect with respect to such series of floating rate notes.  All calculations of the calculation agent with respect to any series of floating rate notes will, in the absence of manifest error, be conclusive for all purposes and binding on the issuer, the guarantor and the noteholders.  The issuer or the guarantor, as the case may be, may appoint a successor calculation agent with the written consent of the trustee (if the calculation agent is not the trustee), which consent will not be unreasonably withheld.

General

Interest on each note will be paid only to the person in whose name such note was registered at the close of business on the 15th calendar day prior to the applicable Interest Payment Date (each such date, a “Record Date”). Notwithstanding the Record Dates established in the terms of the notes, the issuer and the guarantor have been advised by DTC that through DTC’s accounting and payment procedures DTC will, in accordance with its customary procedures, credit interest payments received by DTC on any date on which interest is paid based on DTC participant holdings of the notes on the close of business on the New York Business Day immediately preceding each such date.

If any payment in respect of notes by the issuer or guarantor is subject to deduction or withholding imposed pursuant to or in connection with Sections 1471-1474 of the U.S. Internal Revenue Code (or U.S. Treasury regulations or guidance issued thereunder), including deduction or withholding pursuant to an agreement with the U.S. Treasury, inter-governmental agreement or legislation adopted by any non-U.S. jurisdiction in connection with such provisions (“FATCA”), such deduction or withholding will be made, and the amount so deducted or withheld will be treated as paid under the notes for all purposes, and no Additional Amounts will be paid on the notes with respect to such deduction or withholding.

Payments of Additional Amounts

Unless otherwise specified in the applicable prospectus supplement, all amounts payable by the issuer or the guarantor (whether in respect of principal, premium, if any, interest or any redemption amount) in respect of any series of notes and the related guarantees will be made without deduction or withholding for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the Kingdom of Spain or any political subdivision or territory or possession thereof or any authority or agency therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, assessments or governmental charges is required by law, including in the event that the relevant paying agent fails to deliver a duly executed and completed Spanish tax certification as required by the Spanish tax authorities.  Subject to the following two paragraphs, in the event that such withholding or deduction is required by law, the issuer or the guarantor, as the case may be, will pay such additional amounts (“Additional Amounts”) as will result in receipt by the noteholders of notes of such series of such amounts as would have been received by them had no such withholding or deduction been required.

However, the issuer and the guarantor will not be required to pay any Additional Amounts in respect of any series of notes:

(i) to a noteholder who is liable for such taxes, duties, assessments or governmental charges in respect of such series of notes by reason of it (or the beneficial owner for whose benefit it holds such notes) having or having had some connection with Spain (or any political subdivision or territory or possession thereof) other than the mere holding of such notes (or a beneficial interest therein);

(ii) to a noteholder in respect of whom the issuer or the guarantor (or an agent acting on their behalf), as the case may be, does not receive such information (which may include a tax residence certificate) concerning such noteholder’s identity and tax residence (or the identity or tax residence of the beneficial owner for whose benefit it holds such notes) as it requires in order to comply with applicable legislation or regulation;

(iii) presented for payment (where presentation is required) more than 30 days after the Relevant Date (as defined below), except to the extent that the noteholder would have been entitled to such Additional Amounts on presenting the same for payment on such 30th day or, if such day is not a business day in such place of payment, then the next-preceding business day in such place of payment;

(iv) where the withholding or deduction is imposed on a payment to or for the benefit of an individual and is required to be made pursuant to European Council Directive 2003/48/EC (or any successor Directive) or any law implementing or complying with, or introduced in order to conform to, such Directive;

(v) presented for payment (where presentation is required) by or on behalf of a noteholder who would have been able to avoid such withholding or deduction by presenting the relevant note to another paying agent;

(vi) where the withholding or deduction is imposed pursuant to or in connection with FATCA, as described in “Description of the Notes and Guarantees –Payment of Interest – General”;

(vii) to or for the benefit of individuals resident for tax purposes in Spain if Spanish tax authorities determine that payments made to such individuals are not exempt from withholding tax and require a withholding to be made;

(viii) to or for the benefit of Spanish-resident legal entities subject to Spanish Corporate Income Tax if the Spanish tax authorities determine that the notes of such series do not comply with applicable exemption requirements, including those specified in the Reply to the Consultation of the Directorate General for Taxation (Dirección General de Tributos) dated July 27, 2004 and require a withholding to be made;

(ix) in the circumstances described in the second paragraph in “—Redemption and Purchase—Early Redemption for Taxation Reasons”; or

(x) in the case of any combination of items listed in (i) through (ix) above.

Additional Amounts will also not be paid with respect to any payment to a noteholder who is a fiduciary, a partnership, a limited liability company or person other than the sole beneficial owner of that payment, to the extent that payment would be required by the laws of Spain (or any political subdivision thereof) to be included in the income, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, a member of that partnership, an interest holder in that limited liability company or a beneficial owner who would not have been entitled to the Additional Amounts had it been the noteholder.

For the purposes of (iii) above, the “Relevant Date” means, in respect of any payment, the date on which such payment first becomes due and payable, but if the full amount of the moneys payable has not been received by the trustee on or prior to such due date, it means the first date on which the full amount of such moneys having been so received and being available for payment to noteholders, notice to that effect having been duly given to the noteholders in accordance with the indenture.

Form, Denomination, Transfer and Registration

Each series of notes will be issued in registered form only, without coupons.  There will not be any service charge for any transfer, exchange or redemption of notes payable to an issuer, but the issuer may require payment to cover any tax or other governmental charge payable and any other expenses (including the fees and expenses of the trustee) that may be imposed in that regard.

Unless otherwise stated in the applicable prospectus supplement, DTC will act as securities depository of the notes of any series.  Therefore, the issuer will issue each series of notes only as registered securities in the name of Cede & Co. (DTC’s nominee) and will deposit with DTC one or more registered certificates representing in aggregate the total number of such series of notes, referred to individually as a global note and collectively as the global notes.  Except as set forth below, the record ownership of the global notes may be transferred in whole or in part, only to Cede & Co., another nominee of DTC or to a successor of DTC or its nominee.

Beneficial owners that are DTC participants may hold their interest in the global notes directly through DTC.  Beneficial owners that are not DTC participants may hold their interest in the global notes indirectly through direct participants of DTC or through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, and have indirect access to DTC (each such entity an “indirect participant”), including Euroclear but excluding Clearstream.  The global notes will not be eligible to be held through Clearstream.  So long as Cede & Co., as the nominee of DTC, is the sole registered owner of any global note, Cede & Co. for all purposes will be considered the sole holder of that global note.  Except as provided below, owners of beneficial interests in a global note will not be entitled to have certificates registered in their names, will not receive delivery of physical certificates, and will not be considered the holder thereof.

The trustee will not have any responsibility for the performance by DTC, or any of the participants or indirect participants of DTC of their respective obligations under the rules and procedures governing their operations.  DTC has advised the issuer that it will take any action permitted to be taken by a noteholder of any series of notes only at the direction of one or more participants whose accounts are credited with DTC interests in a global note.

DTC has advised the issuer as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.  DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among participants in deposited securities through electronic book-entry charges to accounts of its participants, thereby eliminating the need for physical movement of securities certificates.  Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.  Certain of those participants (or other representatives), together with other entities, own DTC.  The rules applicable to DTC and its participants are on file with the SEC.

Purchases of the notes of any series under the DTC system must be made by or through participants, which will receive a credit for such notes on DTC’s records.  The ownership interest of each actual purchaser of each note of such series is in turn to be recorded on the direct participants’ and indirect participants’ records.  Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct participant or indirect participant through which the beneficial owner entered into the transaction.  Transfers of ownership interests in the notes of such series are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners.  Beneficial owners will not receive certificates representing their ownership interests in such notes, except in the event that use of the book-entry system for such notes is discontinued.

The deposit of the notes of any series with a custodian for DTC and their registration in the name of Cede & Co. effects no change in beneficial ownership.  DTC has no knowledge of the actual beneficial owners of such notes; DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners.  The direct participants and any indirect participants acting through such direct participants will remain responsible for keeping account of their holdings on behalf of their customers.

Principal and interest payments on any series of notes will be made to DTC by wire transfer of immediately available funds.  DTC’s practice is to credit participants’ accounts on the payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on the payment date.  Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name” and will be the responsibility of such participant and not of DTC, the issuer, the guarantor or the trustee, subject to any statutory or regulatory requirements as may be in effect from time to time.  Payment of principal and interest to DTC is the issuer’s responsibility, disbursement of those payments to direct participants will be the responsibility of DTC, disbursement of those payments to indirect participants will be the responsibility of the direct participants through which such indirect participants hold their interest in the notes, and disbursement of those payments to the beneficial owners will be the responsibility of the relevant direct participants and indirect participants.  None of the issuer, the guarantor or the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

DTC may discontinue providing its services as securities depositary with respect to any series of notes at any time by giving reasonable notice to the issuer.

Any series of notes represented by a global note will be exchangeable for note certificates with the same terms in authorized denominations if (i) DTC notifies an issuer that it is unwilling, unable or ineligible to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by the issuer within 90 days or (ii) if an Event of Default (as defined below) has occurred and is continuing with respect to the notes of such series.  In addition, beneficial interests in a global note will be exchangeable for note certificates with the same terms in authorized denominations upon request by or on behalf of DTC in accordance with customary procedures.  The trustee permits the issuer to determine at any time and at its sole discretion that the notes of such series will no longer be represented by global notes, including but not limited to, a situation where the issuer or the guarantor determines that the procedures established to collect beneficial owner information for Spanish tax withholding purposes are ineffective.  DTC has advised the issuer that, under its current practices, it would notify its participants of the issuer’s request, but will only withdraw beneficial interests of a series of notes from a global note at the request of each DTC participant.  The issuer would issue note certificates in exchange for any such beneficial interests withdrawn.

In any such instance, an owner of a beneficial interest in the global notes of a series of notes would be entitled to delivery of certificated notes equal in principal amount to that beneficial interest and to have those certificated notes registered in its name.  The issuer’s certificated notes, if issued, could be transferred by presentation for registration to the registrar at its New York offices and would need to be duly endorsed by the noteholder or its attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to the issuer or the trustee duly executed by the noteholder or its attorney duly authorized in writing.  The issuer may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of certificated notes.

Status of the Notes

The notes of any series constitute direct, unconditional, unsubordinated and unsecured obligations of Santander US Debt and upon the insolvency of Santander US Debt (and unless they qualify as subordinated claims pursuant to Article 92 of Law 22/2003 (Ley Concursal) of July 9, 2003 regulating insolvency proceedings in Spain (the “Spanish Insolvency Law”) or an equivalent legal provision which replaces it in the future, and subject to any applicable legal and statutory exceptions) rank pari passu and ratably without preference among themselves and the payment obligations of Santander US Debt under the notes of such series rank at least pari passu with all of the issuer’s other unsecured and unsubordinated indebtedness, present and future.  The obligations of Santander US Debt in respect of the notes of such series will be effectively subordinated to those obligations that are preferred under the Spanish Insolvency Law.

By purchasing a note of any series, the purchaser waives any preference or priority that may be conferred upon such purchaser by any existing or future law over the holders of any other series of notes or any other unsecured and unsubordinated debt securities issued by Santander US Debt (the “Senior Securities”) so that the notes of that series shall not in any circumstances rank ahead of any such other series of notes or any other Senior Securities (provided, however, that no such waiver shall apply in respect of any other series of notes or Senior Securities which qualify as subordinated claims pursuant to Article 92 of the Spanish Insolvency Law or equivalent legal provision which replaces it in the future).

The Guarantees

The guarantor will unconditionally and irrevocably guarantee the due payment of all sums expressed to be payable by Santander US Debt under any series of notes on an unsubordinated and unconditional basis (the “guarantees”).  Amounts to be paid by the guarantor under the guarantees related to any series of notes will be paid without deduction or withholding for or on account of any and all present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the Kingdom of Spain or any political subdivision or territory or possession thereof or any authority or agency therein or thereof having power to tax, unless the withholding or deduction is required by law.  In that event, the guarantor will pay Additional Amounts as described in and subject to the exceptions in the section entitled “—Payments of Additional Amounts” above.  The obligations of the guarantor with respect to any series of notes are unaffected by anything which would not discharge it or affect its liability if it were the sole principal debtor, including (i) any time, indulgence, waiver or consent at any time given to the issuer or any other person; (ii) any amendment to any of the notes, the indenture or to any security or other guarantee or indemnity; (iii) the making or absence of any demand on the issuer or any other person for payment; (iv) the enforcement or absence of enforcement of any of the notes, the indenture or of any security or other guarantee or indemnity; (v) the release of any such security, guarantee or indemnity; (vi) the dissolution, amalgamation, reconstruction, merger or reorganization of the issuer; (vii) the sale or conveyance of the property of the issuer or the guarantor as an entirety or substantially as an entirety to any other person or (viii) the illegality, invalidity, irregularity or unenforceability of or any defect in any provision of any of the notes of such series or the indenture or any of the issuer’s obligation under any of them.  The guarantor will irrevocably waive all notices and demands whatsoever, as well as diligence, presentment, demand of payment, filing of claims with a court in the event of bankruptcy of the issuer, protest and any right to require a proceeding first against the issuer, and will covenant that the guarantees will not be discharged until all amounts due as principal of, interest on and all Additional Amounts (if any) in respect of all notes of such series will be paid in full, and the guarantor will have fully performed all of its obligations in accordance with the provisions of the notes of such series, the guarantees and the indenture.  Rights of the noteholders of any series of notes under the guarantees will be reinstated with respect to any payments made that are subsequently avoided and returned due to the bankruptcy, dissolution or winding up of Santander US Debt.  The guarantor will be subrogated to all rights of the noteholders of each series of notes against Santander US Debt in respect of any amounts paid to such noteholder by the guarantor, which, in the event of insolvency of Santander US Debt, will be subordinated in accordance with the Spanish Insolvency Law.  The payment obligations of the guarantor in respect of the notes of any series constitute direct, unconditional, unsubordinated and unsecured obligations of the guarantor and upon the insolvency of the guarantor (and unless they qualify as subordinated claims pursuant to Article 92 of the Spanish Insolvency Law or equivalent legal provision which replaces it in the future, and subject to any applicable legal and statutory exceptions) rank pari passu and ratably without any preference among such obligations of the guarantor in respect of the notes of the same series and at least pari passu with all other unsubordinated and unsecured indebtedness and monetary obligations involving or otherwise related to borrowed money of the guarantor, present and future; provided that the obligations of the guarantor in respect of the notes of any series will be effectively subordinated to those obligations that are preferred under the Spanish Insolvency Law.

Merger; Sale of Assets; Assumption

Unless otherwise specified in the applicable prospectus supplement, neither the issuer nor the guarantor will merge or consolidate with, or sell, convey or lease all or substantially all of its assets to, or merge into, any other corporation (whether or not affiliated with the issuer or the guarantor), unless:

(a)      in the case of a transaction involving the issuer, in the case of a conveyance, transfer or lease, the acquiring entity, or, in the case of a merger or consolidation, the resulting entity, is the guarantor or a wholly-owned subsidiary of the guarantor, which expressly assumes all obligations of the issuer under the notes of any series, and the due and punctual performance and observance of all covenants and conditions under the indenture that the issuer must perform or observe;

(b)      in the case of a transaction involving the guarantor, in the case of a conveyance, transfer or lease, the acquiring entity, or, in the case of a merger or consolidation, the resulting entity, is formed under the laws of Spain or a member of the European Union or the Organization for Economic Co-operation and Development (“OECD”), and expressly assumes all obligations of the guarantor under the indenture and the guarantees of any series of notes, and the due and punctual performance and observance of all covenants and conditions under the indenture and the guarantees of any series of notes that the guarantor must perform or observe; and

(c)      in the case of either (a) or (b) above, immediately after giving effect to such transaction, no event which, after notice or lapse of time, or both, would become an Event of Default (as defined below), has occurred and is continuing.

In the event of any merger, consolidation, sale, conveyance or lease permitted by (a), (b) or (c) above, if the acquiring or resulting entity’s jurisdiction of incorporation or residence for tax purposes (the “taxing jurisdiction”) is not the Kingdom of Spain or any political subdivision or territory or possession thereof, Additional Amounts will be payable under the notes of any series or the related guarantees, as applicable, for any withholding taxes imposed by the acquiring or resulting entity’s taxing jurisdiction (subject to exceptions equivalent to those that apply to the obligation to pay Additional Amounts for taxes imposed by Spain or any political subdivision or territory or possession thereof or any authority or agency therein or thereof having power to tax described above under the section entitled “—Payments of Additional Amounts”) on payments of interest or principal made on or after the date of the merger, consolidation, sale, conveyance or lease rather than taxes imposed on those payments by Spain or any political subdivision or territory or possession thereof or any authority or agency therein or thereof having power to tax.

Additional Amounts, if any, will be payable on interest or principal due prior to the date of the merger, consolidation, sale, conveyance or lease only for taxes imposed by Spain or any political subdivision or territory or possession thereof or any authority or agency therein or thereof having power to tax, subject to the exceptions set forth under “—Payments of Additional Amounts” above.

The acquiring or resulting entity, as the case may be, will also be entitled to redeem the notes of any series in the circumstances described below under the section entitled “—Redemption and Purchase—Early Redemption for Taxation Reasons” for any change or amendment to, or change in the application or interpretation of, the laws or regulations of such entity’s taxing jurisdiction (which change or amendment to such laws or regulations becomes effective, or change in the application or official interpretation is announced, on or subsequent to the date of the merger, consolidation, sale, conveyance or lease if the taxing jurisdiction is not Spain or any political subdivision or territory or possession thereof).  After the obligations of the issuer or the guarantor have been assumed by a successor entity under these circumstances, the issuer or the guarantor, as the case may be, will be released from all their obligations and covenants under the notes of any series, the related guarantees and the indenture.

The guarantor or any wholly-owned subsidiary of the guarantor may assume the obligations of the issuer under the notes of any series and under the indenture without the consent of the noteholders of notes of such series.  Any notes so assumed, unless assumed by the guarantor, will have the benefit of the guarantees in respect of such notes.  In the event of an assumption by an entity with a taxing jurisdiction other than the Kingdom of Spain or any political subdivision or territory or possession thereof, and unless specified otherwise in the applicable prospectus supplement, Additional Amounts in respect of the notes of any series, if any, will be payable for any withholding taxes imposed by the assuming entity’s taxing jurisdiction (subject to exceptions equivalent to those that apply to the obligation to pay Additional Amounts for taxes imposed by Spain or any political subdivision thereof or any authority or agency therein or thereof having power to tax described above under the section entitled “—Payments of Additional Amounts”) on payments of interest or principal made on or subsequent to the date of such assumption rather than taxes imposed on these payments by Spain or any political subdivision or territory or possession thereof or any authority or agency therein or thereof having power to tax (or, if prior to such assumption the guarantor is acquired by an entity from another taxing jurisdiction, rather than taxes imposed on these payments by such other taxing jurisdiction).  In the event of such assumption, the guarantor or wholly-owned subsidiary of the guarantor that assumes the obligations of the issuer will be entitled to redeem the notes of such series in the circumstances described in the preceding paragraph.  Additional Amounts for payments of interest or principal made on or prior to the date of the assumption will be payable only for taxes imposed by Spain or any political subdivision or territory or possession thereof or any authority or agency therein or thereof having power to tax, subject to the exceptions discussed under “—Payments of Additional Amounts” above.

An assumption of the obligations of an issuer under the notes of any series may be considered for U.S. federal income tax purposes to be a taxable exchange of the notes of such series for new notes by the beneficial owners, resulting in recognition of taxable gain or loss for U.S. federal income tax purposes and other possible adverse tax consequences.  Beneficial owners should consult their own tax advisers regarding the U.S. federal, state, local and other tax consequences of any assumption.

Redemption and Purchase

Early Redemption for Taxation Reasons

Unless otherwise specified in the relevant prospectus supplement, if, in relation to the notes of any series, (i) as a result of any change in the laws or regulations of Spain or any political subdivision or territory or possession thereof or any authority or agency therein or thereof having power to tax which becomes effective, or a change in the application or interpretation of any such laws or regulations which is announced, in each case on or after the date of issuance of the notes of such series, the issuer or the guarantor, as the case may be, is or would be required to pay any Additional Amounts as described in the section entitled “—Payments of Additional Amounts” above and (ii) such circumstances are evidenced by the delivery by the issuer or the guarantor, as the case may be, to the trustee of a certificate signed by an authorized officer or director of the issuer or the guarantor, as the case may be, stating that such circumstances prevail and describing the facts leading to such circumstances, together with an opinion of independent tax advisers of recognized standing to the effect that such circumstances prevail, the issuer or the guarantor, as the case may be, may, at its option and having given no less than 30 nor more than 60 days’ notice (ending on a date on which interest is payable) to the noteholders of notes of such series in accordance with the terms described under “—Notices” below (which notice will be irrevocable), redeem all of the outstanding notes of such series at their principal amount, together with accrued interest, if any, thereon to but not including the redemption date thereof (or, in the case of any notes issued with original issue discount or any notes issued with discount, at the amount set forth or determined as described in the relevant prospectus supplement) or, if otherwise provided in the relevant prospectus supplement, at the price provided in such prospectus supplement.  No such notice of redemption may be given earlier than 150 days prior to the date on which the issuer or the guarantor would be obligated to pay such Additional Amounts were a payment in respect of the notes of the relevant series then due.

In addition, unless otherwise specified in the relevant prospectus supplement, if the notes of any series are not listed on an organized market in an OECD country by 45 days prior to the applicable First Interest Payment Date on such series of notes, the issuer or the guarantor, as the case may be, may, at its option and having given no less than 15 days’ notice (ending on a day which is no later than the Business Day immediately preceding such First Interest Payment Date) to the noteholders of such series of notes in accordance with the terms described under “—Notices” below (which notice will be irrevocable), redeem all of the outstanding notes of such series at their principal amount, together with accrued interest, if any, thereon to but not including the redemption date (or, in the case of any notes issued with original issue discount or any notes that are issued with discount, at the amount set forth or determined as described in the relevant prospectus supplement).

In the event of an early redemption of any series of notes for the reasons set forth in the immediately preceding paragraph, the issuer or the guarantor, as the case may be, will be required to withhold tax and will pay interest in respect of the principal amount of such series of notes redeemed net of the Spanish withholding tax applicable to such payments.  If this were to occur, affected beneficial owners would have to apply directly to the Spanish tax authorities for any refund to which they may be entitled.

Purchase of Notes

The issuer and the guarantor and any of their respective subsidiaries may at any time purchase notes of any series in the open market or otherwise and at any price.

Events of Default, Waiver, and Notice

Unless otherwise specified in the applicable prospectus supplement, subject to the conditions described below, if any of the following events occurs and is continuing with respect to the notes of any series (each an “Event of Default”), the trustee, acting pursuant to a Resolution of the Syndicate (as defined below) of holders of notes of such series (as defined below), except as otherwise described below, will have the right to accelerate such series of notes:

(i)  Non-payment of principal or interest: if the issuer or the guarantor fails to make payment of principal or interest due in respect of any notes of such series and such default continues for a period of seven days;

(ii)  Non-payment of Additional Amounts: if the issuer or the guarantor fails to make payment of Additional Amounts, if any, due in respect of any notes of such series and such default continues for a period of 30 days;

(iii)  Breach of other obligations: if the issuer or the guarantor fail to perform any of their respective obligations (other than payment of principal, interest or Additional Amounts referred to in (i) and (ii) above) under or in respect of any notes of such series, the related guarantees or the indenture and such failure continues for a period of 60 days following the service by the trustee or a noteholder of notes of such series on the issuer of a notice requiring the same to be remedied;

(iv)  Winding up: if an order is made by any competent court or any resolution is passed by the issuer or the guarantor, as the case may be, for the winding up or dissolution of the issuer or the guarantor (except in any such case for the purpose of a merger, consolidation or sale permitted under the provisions described above under “—Merger; Sale of Assets; Assumption”, provided that the entity resulting from any such merger, consolidation or sale will have a rating for long-term senior debt assigned by Standard & Poor’s Rating Services, Moody’s Investors Service or Fitch Ratings Ltd. at least equal to the rating for long-term senior debt of the issuer or the guarantor, as the case may be, immediately prior to such merger, consolidation or sale);

(v)  Cessation of business: if the issuer or the guarantor ceases or threatens to cease to carry on the whole or substantially the whole of its business (except in any such case for the purpose of a merger, consolidation or sale permitted under the provisions described above under “—Merger; Sale of Assets; Assumption”, provided that the entity resulting from any such merger, consolidation or sale will have a rating for long-term senior debt assigned by Standard & Poor’s Rating Services, Moody’s Investors Service or Fitch Ratings Ltd. at least equal to the rating for long-term senior debt of the issuer or the guarantor, as the case may be, immediately prior to such merger, consolidation or sale), or the issuer or the guarantor stops or threatens to stop payment of, or is unable to, or admits inability to, pay any of its debts as they fall due, or is deemed unable to pay any of its debts pursuant to or for the purposes of any applicable law, or is adjudicated or found bankrupt or insolvent;

(vi)  Insolvency proceedings: if (a) proceedings are initiated against the issuer or the guarantor under any applicable liquidation, insolvency, reorganization or other similar laws, or an application made for the appointment of an administrative or other receiver, manager, administrator or other similar official, or an administrative or other receiver, manager, administrator or other similar official is appointed, in relation to the issuer or the guarantor or in relation to the whole or a part of the assets of either of them, or any secured party takes possession of the whole or a part of the assets of either of them, or execution, attachment, sequestration or other similar process is executed, enforced upon, sued upon or put in force against the whole or a part of the assets of either of them and (b) in any case is not discharged within 60 days;

(vii)  Arrangements with creditors: if the issuer or the guarantor initiates or consents to judicial proceedings relating to itself under any applicable liquidation, insolvency, reorganization or other similar laws or makes a conveyance or assignment for the benefit of, or enters into any workout or other arrangement with, its creditors generally (or any class of its creditors); or

(viii)  Guarantees: if the guarantees with respect to such series of notes cease to be valid and binding obligations of the guarantor, or it becomes unlawful for the guarantor to perform its obligations under such guarantees, or such guarantees are claimed by the issuer or the guarantor not to be in full force and effect.

If any Event of Default occurs and is continuing in relation to the notes of any series, the trustee, acting pursuant to a Resolution of the Syndicate (as defined below) of holders of notes of such series, except as otherwise described below, in respect of all the notes of such series, may, by written notice to the issuer, at the specified office of the trustee, declare that the notes of such series and all interest then accrued on the notes of such series will be immediately due and payable, whereupon the same will become immediately due and payable at their principal amount, together with all interest (if any) accrued thereon and Additional Amounts (if any) without presentment, demand, protest or other notice of any kind, all of which the issuer or the guarantor, as the case may be, will expressly waive, unless, prior thereto, all Events of Default in respect of the notes of such series will have been cured.

The holders of not less than a majority in principal amount of the outstanding notes of any series on behalf of the holders of all the notes of such series may, by Resolution of the Syndicate of holders of notes of such series, waive any past default under the indenture with respect to that series and its consequences, except a default in payment of principal, premium, interest or Additional Amounts or a default with respect to a provision which cannot be modified or amended without the consent of each affected holder of outstanding notes of a particular series.

No holder of the notes of any series has the right to institute any proceeding, judicial or otherwise, with respect to the indenture, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless (i) such holder has previously given written notice to the trustee of a continuing Event of Default with respect to the notes of such series; (ii) the holders of not less than 25% in principal amount of the outstanding notes of such series have made written request to the trustee to institute proceedings in respect of such Event of Default as trustee under the indenture with respect to such series of notes and such holder or holders have offered to the trustee security and/or indemnity satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request; (iii) the trustee has failed to institute any such proceeding for 60 days after its receipt of such notice, request and offer of indemnity; and (iv) the trustee has not received any direction inconsistent with such written request during such 60-day period by the holders of a majority in principal amount of the outstanding notes of such series.

The limitations described above do not apply to the right of each holder, which is absolute and unconditional, to receive payment of the principal and any interest or premium on, and any Additional Amounts with respect to, the notes of any series on or after the respective maturity therefor specified for the notes of such series in the relevant prospectus supplement (or, in the case of redemption, on or after the redemption date) and to institute suit for the enforcement of any such payment, which cannot be impaired or affected without the consent of such holder, except that holders of not less than 75% in principal amount of the outstanding notes of any series may consent, as evidenced in a Resolution of the Syndicate of holders of notes of such series, on behalf of the holders of all outstanding notes of such series, to the postponement of the payment of any installment of interest for a period not exceeding three years from the original due date of such installment (which original due date shall have been fixed, for the avoidance of doubt, prior to any previous postponements of such installment).

The holders of a majority in aggregate principal amount of the outstanding notes of any series may, by Resolution of the Syndicate of holders of notes of such series, direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction that conflicts with any rule of law or the indenture or the notes of any series, that may involve the trustee in personal liability, or that the trustee determines may be unduly prejudicial to the rights of the other holders of the notes of such series not joining in the giving of such direction, and may take any other action it deems proper that is not inconsistent with any such direction received from holders of the notes of such series.

Noteholders holding notes of any series in book-entry form should consult with their banks or brokers for information on how to give notice or direction to, or make a request of, the trustee and to make or cancel a declaration of acceleration.

Within 90 days after the occurrence of any default under the indenture known to the trustee with respect to the notes of any series, the trustee shall transmit by mail to all holders of notes of such series entitled to receive reports, notice of such default, unless such default shall have been cured or waived.  Except in the case of a default in the payment of the principal and any interest or premium on, or any Additional Amounts with respect to, any note of such series, the trustee will be protected in withholding such notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or responsible officers of the trustee in good faith determine that the withholding of such notice is in the best interest of the holders of the notes of such series.  For the purpose of this paragraph, the term “default” means any event which is, or after notice or lapse of time or both would become, an Event of Default with respect to notes of any series.

The indenture provides that none of the terms of the indenture will require the trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if it has reasonable grounds for believing that the repayment of such funds or adequate security and/or indemnity against such risk or liability is not reasonably assured to the trustee.

The Trustee

The Bank of New York Mellon, the trustee currently appointed pursuant to the indenture, is organized and exists under the laws of the State of New York and has its corporate trust office located at 101 Barclay Street, New York, New York 10286.  Any trustee appointed pursuant to the indenture shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

Subject to the provisions of the Trust Indenture Act, the trustee is under no obligation to exercise any of the rights or powers vested in it by or pursuant to the indenture at the request or direction of any noteholder of any series of notes, unless offered reasonable security and/or indemnity by the noteholder satisfactory to it against the costs, expenses and liabilities which might be incurred by it in taking such action.

The trustee will be entitled to conclusively rely on any resolution of the Syndicate (as defined below) notified to it, on any notice or instruction received from the Commissioner (as defined below) of a Syndicate and on any document issued by the Commissioner of a Syndicate (e.g., a certification of the resolutions passed by a meeting of the Syndicate), and the trustee will not be responsible or liable to the issuer, the guarantor or the holders for any losses arising out of or in connection with its reliance on any such resolution of the Syndicate or other such document.

The guarantor and some of its subsidiaries maintain deposits with and conduct other banking transactions with The Bank of New York Mellon in the ordinary course of business.

Successor Trustees

Any trustee in respect of the notes of any series may resign or be removed by the issuer or the guarantor at any time, effective upon the acceptance by a successor trustee of the respective appointment.  The indenture provides that any successor trustee will have a combined capital and surplus of not less than $50,000,000 and shall be a corporation, association, company or business trust organized and doing business under the laws of the United States or any jurisdiction thereof or of any state or territory or of the District of Columbia.  No person may accept its appointment as a successor trustee with respect to the notes of a series unless at the time of such acceptance such successor trustee is qualified and eligible under the indenture.

Replacement of Notes

If a mutilated note of any series, once issued in certificated form as described under “—Form, Denomination, Transfer and Registration” above, is surrendered to the trustee or if a holder claims that its note has been lost, stolen, defaced, destroyed or wrongfully taken, and delivers to the issuer and to the trustee evidence to their satisfaction of such event, the issuer will issue, and the guarantor will endorse the guarantee on, and the trustee will authenticate, a replacement note of like tenor and principal amount subject to applicable laws, on payment by the claimant of the expenses incurred in connection with such replacement, if such payment is requested, and on the terms as to evidence, security, indemnity and otherwise as the issuer and the trustee may reasonably require.

Syndicate of Noteholders, Meetings, Modification and Waiver

Syndicate of Noteholders

The noteholders of any series of notes shall meet in accordance with the regulations governing the Syndicate (as defined below) of noteholders of such series (the “Regulations”).  The Regulations contain the rules governing the functioning of such Syndicate and the rules governing its relationship to the issuer and are attached to the relevant Spanish public deed of issuance with respect to such series of notes.  A form of the Regulations applicable to each series of notes is attached to the indenture.  “Syndicate” means the syndicate (sindicato) constituted of all noteholders of notes of a particular series at any particular time, as provided in and governed by the Regulations applicable to the notes of such series and Title XI, Chapter IV of the Consolidated Text of the Spanish Corporations Law (Ley de Sociedades de Capital).

As provided in the Regulations, each Syndicate will be represented by the commissioner (comisario) of the Syndicate (the “Commissioner”), who will be the chairman and the legal representative of the Syndicate.  A temporary Commissioner will be appointed by the issuer for the Syndicate of holders of each series of notes in the relevant public deed of issuance until it resigns or is removed.  The Commissioner may be an employee or other affiliate of the Bank.  Unless requested to take action by the trustee, the Commissioner may only take action pursuant to the Regulations subject to the control of the trustee.  In addition, the indenture provides that nothing in the Regulations of the Syndicate of holders of notes of any series or the duties of the Commissioner of such Syndicate will limit or restrict the ability of the trustee to perform its duties as trustee under the indenture (excluding the form of Regulations annexed thereto) and the Trust Indenture Act and, in the event of conflict, the indenture (excluding the form of Regulations annexed thereto) and the obligations of the trustee thereunder (excluding the form of Regulations annexed thereto) and under the Trust Indenture Act will control and prevail.

The indenture provides that nothing in the Regulations of the Syndicate of holders of notes of any series or duties of the Commissioner of such Syndicate will limit or restrict the ability of the holders to take action in accordance with the provisions of the indenture relating to the rights of holders in connection with a default or other circumstance set forth in Article 5 of the indenture (as summarized under “—Events of Default, Waiver, and Notice” above) (any such right in respect of a default or such other circumstance, a “Default Right”) or the modification of the terms of the notes of any series or of the indenture or other matters set forth in Article 9 of the indenture (as summarized under “—Syndicate of Noteholders, Meetings, Modification and Waiver—Modification without Consent of Noteholders” and “—Syndicate of Noteholders, Meetings, Modification and Waiver—Modification with Consent of Noteholders” below) (any such right in respect of such modification, a “Modification Right”) and under the Trust Indenture Act and, in the event of conflict, the indenture (excluding the form of Regulations annexed thereto) and the rights of the holders under the provisions of the indenture relating to any Default Right or Modification Right and under the Trust Indenture Act will control and prevail.

So long as the notes of any series are held through the facilities of DTC, if beneficial owners of interests in the notes of any series have instructed the direct or indirect DTC participants through which they hold their beneficial ownership interests in the global notes of such series to vote on the matters proposed to be considered at the relevant meeting of the relevant Syndicate through DTC, and DTC has delivered an “Official DTC Proxy” (as defined below) to the trustee evidencing such vote, the trustee is entitled to conclusively rely on the Official DTC Proxy in connection with any action or direction given by such beneficial owners relating to any Default Right or Modification Right if it does not receive a record of a Resolution of the Syndicate from the Commissioner within five Business Days following the date of the relevant meeting of the Syndicate.

“Official DTC Proxy” means an official document issued by DTC, including an omnibus proxy and/or any other similar document, which evidences the vote, acceptance, direction or other instruction of direct DTC participants, as instructed by indirect DTC participants and/or beneficial owners of interests in a global note held through DTC in connection with a consent solicitation, tender, exchange, request for instruction and/or direction under or in connection with the indenture.

By purchasing a note of any series, the holder of that note is also deemed to have agreed to membership in the Syndicate in respect of the notes of such series, and such noteholders as of the record date set for the first meeting of the relevant Syndicate established by the Commissioner pursuant to the Regulations of the Syndicate in respect of notes of such series shall be deemed to have granted full power and authority to the trustee with respect to notes of such series to act as its proxy to vote at the first meeting of the Syndicate of noteholders of notes of such series in favor of the ratification of the Regulations in respect of such Syndicate, the ratification of the designation and appointment of the temporary Commissioner of such Syndicate as Commissioner and the ratification of the actions of the temporary Commissioner performed prior to such first meeting of such Syndicate.  The Regulations of the Syndicate of holders of notes of any series will provide that the Commissioner must give the trustee prompt notice of any request it receives to hold a meeting.

Meetings

Holders of notes of each series shall meet in accordance with the Regulations.  The indenture and the Regulations provide that the trustee or an agent or a representative of the trustee must attend any such meeting.  The Regulations provide that no quorum will be constituted and no vote will be taken in the absence of such attendance.  Except as otherwise provided under the indenture, the Regulations of the Syndicate of holders of notes of a series or the Trust Indenture Act, any request, demand, authorization, direction, notice, consent, waiver or other action provided by or pursuant to the indenture to be given or taken by holders of notes of the relevant series shall be given or taken only by resolution duly adopted in accordance with the indenture and the Regulations of the Syndicate of holders of notes of the relevant series at a meeting of such Syndicate duly called and held in accordance with such Regulations.  Any resolution as so adopted is referred to in this prospectus as a “Resolution of the Syndicate”  Any such meeting is expected to be held in the city where the issuer has its principal executive offices, which is currently Boadilla del Monte, Madrid, Spain.

The indenture and the Regulations contain provisions for convening meetings of noteholders of any series of notes to consider matters affecting their interests.  A meeting of noteholders of any series of notes may be called at the request of:

•	the Board of Directors of the issuer upon 30 days’ prior notice to the Commissioner;

•	the Commissioner on its own initiative or at the request of the trustee; or

•	the Commissioner upon the request of holders representing at least 5% of the outstanding aggregate principal amount of the notes of such series.

The Commissioner must give the trustee prompt notice of any request it receives to hold a meeting and, unless requested to take action by the trustee, the Commissioner may only take action pursuant to the Regulations subject to the control of the trustee.  In the event the Commissioner fails to take action as duly requested, whether due to incapacity, death or otherwise, a new Commissioner may be appointed at a new meeting of noteholders; under these circumstances, a substantial period of time could elapse between the original request and the appointment of the new Commissioner and action on the request.

Quorums

The persons entitled to vote two-thirds in principal amount of the outstanding notes of the relevant series shall constitute a quorum for a meeting of the Syndicate of the holders of notes of that series, and if such a quorum is present or duly represented, all matters set forth in the relevant notice shall be voted on at such meeting and resolutions may be adopted and decisions may be taken only by the affirmative vote of holders present or duly represented at such meeting representing a majority of principal amount of the outstanding notes of the relevant series on the applicable record date.  In the absence of a quorum, the meeting shall be adjourned for a period of not less than 30 days.  A majority in principal amount of the outstanding notes of the relevant series shall constitute a quorum for any such reconvened meeting of the Syndicate of the holders of notes of that series, and if such a quorum is present, all matters set forth in the relevant notice shall be voted on at such meeting and resolutions may be adopted and decisions may be taken only by the affirmative vote of holders present or duly represented at such meeting representing a majority of principal amount of the outstanding notes of the relevant series on the applicable record date.

Voting

Voting at a meeting of the Syndicate shall be by written ballot and may be conducted by proxy.  Resolutions may be adopted and decisions may be taken at a meeting of the Syndicate only by the affirmative vote of holders present or duly represented at such meeting of outstanding notes of the relevant series representing a majority of principal amount of the notes of such series outstanding on the applicable record date set for such meeting by the Commissioner (which shall be not more than 15 days and not less than seven days prior to such meeting).  Any resolution duly adopted or decision duly taken in accordance with the applicable Regulations at any meeting of the Syndicate of holders of notes of a series duly held in accordance with such Regulations shall be binding on all holders of outstanding notes of such series, whether or not such holders were present or represented at such meeting.

For purposes of attending and voting at a meeting of the Syndicate of the holders of notes of any series, the Regulations of the Syndicate of holders of notes of such series will provide that, so long as the notes of any series are held through the facilities of DTC, the Commissioner shall accept an Official DTC Proxy or sub-proxy as evidence of the vote of such holders in connection with a Resolution of the Syndicate.  The person delivering such Official DTC Proxy or sub-proxy shall be the person entitled to represent the holders at such meeting and who will vote on their behalf and may include the trustee, the custodian or an agent for either.

Notwithstanding the above, any Resolution of a Syndicate of holders of notes of a series with respect to any request, demand, authorization, direction, notice, consent or waiver which the indenture or the Trust Indenture Act expressly provides must be made, given or taken by the holders of a specified percentage in principal amount of outstanding notes of a series, or by each holder of outstanding notes of the relevant series, as the case may be, may be adopted only by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding notes of the relevant series, or each holder of notes of the relevant series, as the case may be.

Furthermore, notwithstanding any other provision of the Regulations applicable to notes of a series, nothing in the Regulations shall limit the rights of any holder of outstanding notes of such series to make any request, demand, authorization, direction, notice, consent or waiver individually or collectively outside the Syndicate of holders of notes of such series where the indenture or the Trust Indenture Act expressly provides that such request, demand, authorization, direction, notice, consent or waiver may be made, given or taken individually or collectively outside such Syndicate, as the case may be, by holders of outstanding notes of the relevant series.

The indenture provides that nothing in any Resolution of the Syndicate of holders of notes of a series will require the trustee to take any action with respect to the notes of such series unless the issuer, the guarantor or one or more holders of notes of such series shall have offered the trustee security and/or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by it in taking such action.

Modification without Consent of Noteholders

The issuer, the guarantor (in each case, when authorized by or pursuant to a board or executive committee resolution) and the trustee may modify and amend the indenture or enter into supplemental agreements in connection therewith without the consent of the holders of notes of such series to:

•	secure the notes of such series;

•	evidence the assumption by a successor corporation of the issuer’s or the guarantor’s obligations;

•	evidence the acceptance of appointment by a successor trustee;

•	cure any ambiguity or correct or supplement any defect or inconsistency in the indenture or change the terms of the notes of such series to correct a manifest error;

•	establish the form or terms of notes of a new series;

•	make any other provisions with respect to matters or questions arising under the indenture which do not adversely affect the interests of the holders of notes of any series in any material respect;

•	add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of notes;

•
supplement any of the provisions of such indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any series of notes, provided such action does not adversely affect the interests of any holders of notes of such series or any other series in any material respect;

•	add any additional events of default for the benefit of the holders of all or any series of notes; or

•	change the indenture in any manner which does not affect the terms of the notes of such series or interests of the holders of notes of such series;

Modification with Consent of Noteholders

The issuer, the guarantor (in each case, when authorized by or pursuant to a board or executive committee resolution) and the trustee may amend or modify the indenture and may waive any future compliance with such indenture by the issuer or the guarantor with the consent of the holders of not less than a majority in principal amount of the outstanding notes of each series affected thereby voting as a class, pursuant to a Resolution of the Syndicate of holders of notes of such series.  However, the modification, amendment or waiver may not, without the consent or the affirmative vote of the holder of each note affected:

•
change the stated payment date of the principal of, or any premium or installment of interest on or any Additional Amounts with respect to, any note, or reduce the principal amount thereof or the rate of interest thereon (except that holders of not less than 75% in principal amount of outstanding notes of a series may consent, pursuant to a Resolution of the Syndicate of holders of notes of such series, on behalf of the holders of all of the outstanding notes of such series, to the postponement of the stated payment date of any installment of interest for a period not exceeding three years from the original stated payment date of such installment (which original stated payment date shall have been fixed, for the avoidance of doubt, prior to any previous postponements of such installment)), any Additional Amounts with respect thereto or any premium payable upon the redemption thereof;

•	change the obligation of the issuer or the guarantor to pay Additional Amounts;

•
reduce the amount of the principal of an original issue discount note that would be due and payable upon a declaration of acceleration of the maturity of the note or the amount thereof provable in bankruptcy;

•	change the redemption provisions;

•	change the place or currency of payment of principal, premium, interest or any Additional Amounts, except as described under “—Form, Denomination, Transfer and Registration”;

•	impair the right of any holder to take legal action to enforce the payment when due of principal of, premium, if any, or interest on or any Additional Amounts with respect to the notes of such series;

•
reduce the percentage in principal amount of notes outstanding necessary to modify or amend the indenture or the terms and conditions of the notes or to waive compliance with any note or reduce the requirement for a quorum or voting at a meeting of the Syndicate or modify the provisions governing modification of such indenture requiring the consent of holders or give waivers of past or present defaults, or the consequences of such defaults, except to increase any such percentage or to provide that certain provisions of such indenture cannot be modified or waived without the consent of each holder of the series of notes affected thereby; or

•
change in any manner adverse to the interests of the holders of outstanding notes of any series the terms and conditions of the obligations of the issuer or the guarantor in respect of the due and punctual payment of principal, premium or interest or sinking fund payments.

Discharge, Defeasance and Covenant Defeasance

The issuer or the guarantor may discharge certain obligations to noteholders of any series of notes and related guarantees that have not already been delivered to the trustee for cancellation and that have become due and payable, will become due and payable at their stated maturity within one year or, if redeemable at the option of the issuer, are to be called for redemption within one year, by depositing or causing to be deposited with the trustee, in trust, funds in an amount sufficient to pay and discharge the entire indebtedness on such notes, including principal, interest, premium and any Additional Amounts to the date of such deposit (if such notes have become due and payable) or to the maturity date of such notes, as the case may be.

The issuer or the guarantor may also elect to have their respective obligations under the indenture discharged with respect to the outstanding notes of or within any series and related guarantees (“legal defeasance”).  Legal defeasance means that the issuer will be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes of or within such series under the indenture and that the guarantor will be deemed to have satisfied all of its obligations under the indenture and with respect to the guarantees related to such notes, except for:

•	the rights of noteholders of the outstanding notes to receive, solely from the trust fund described below, principal, interest and premium, if any, when such payments are due;

•
the obligations of the issuer or the guarantor to issue temporary notes, register the transfer of notes, replace temporary or mutilated, destroyed, lost or stolen notes, pay Additional Amounts, maintain an office or agency for payment and hold money for payments in trust;

•	the rights, powers, trusts, duties and immunities of the trustee; and

•	the defeasance provisions of the indenture.

In addition, upon the satisfaction of the conditions set forth in the following paragraph, the issuer or the guarantor may elect to have their respective obligations discharged with respect to any other covenant in the indenture (“covenant defeasance”).  Any omission to comply with any obligations so released will not constitute a default or an event of default with respect to the notes of any series.  Covenant defeasance will not impair or affect the rights of the noteholders of notes of that series to receive, from the trust funds described above, payment of principal, redemption price, interest or Additional Amounts, if any, payable under the terms of the relevant notes.

In order to exercise either legal defeasance or covenant defeasance with respect to outstanding notes of or within any series and the related guarantees:

•
the issuer or the guarantor shall irrevocably have deposited or caused to be deposited with the trustee, in trust, an amount in U.S. dollars, or U.S. government obligations or a combination of money and U.S.

government obligations applicable to such notes which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay and discharge when due all of the principal, interest and any premium on such notes and any mandatory sinking fund or analogous payments thereon;

•
the legal defeasance or covenant defeasance must not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which the issuer or the guarantor is a party or by which it is bound;

•
no Event of Default or event which, with notice or lapse of time, or both, would become an Event of Default with respect to the outstanding notes of that series may have occurred and be continuing on the date of the establishment of such a trust, and in the case of legal defeasance only, at any time during the period ending on the 91st day after such date (it being understood that this condition shall not be deemed satisfied until the expiration of such period);

•
the issuer or the guarantor must have delivered to the trustee an opinion of counsel of recognized standing with respect to U.S. federal income tax matters to the effect that the beneficial owners of such notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the legal defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the legal defeasance or covenant defeasance had not occurred.  In the case of legal defeasance only, the opinion of counsel must be based upon a letter ruling of the Internal Revenue Service received by the issuer or the guarantor, a Revenue Ruling published by the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of this prospectus;

•
the legal defeasance or covenant defeasance shall not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act (assuming all relevant notes are in default within the meaning of such Act); and

•
the legal defeasance or covenant defeasance shall not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless such trust shall be registered under such Investment Company Act of 1940 or exempt from registration thereunder.

In the event the issuer or the guarantor effects covenant defeasance with respect to the notes of or within any series and such notes are declared due and payable because of the occurrence of any Event of Default with respect to the notes of such series, the amount in money and U.S. government obligations deposited in trust will be sufficient to pay amounts due on such notes at the time of their stated maturity.  The amounts deposited may not, however, be sufficient to pay amounts due on such notes at the time of the acceleration resulting from such Event of Default.  In this case, the issuer and the guarantor will remain liable to make payment of such amounts due at the time of acceleration.

The applicable prospectus supplement may further describe the provisions permitting legal defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the notes of a particular series.

Maintenance of Tax Certification Procedures

The indenture (i) provides for the timely provision by the paying agent of a duly executed and completed payment statement in connection with each payment of income (as defined below) under the notes of a series, and (ii) sets forth certain procedures agreed by the issuer, the guarantor and the paying agent to facilitate such process, along with a form of the payment statement in the form set out as Exhibit I to this prospectus to be used by the paying agent.  In addition, the issuer, the guarantor and the paying agent agree in the indenture to, so long as any principal amount of the notes of any series remains outstanding and Spanish law requires the collection of certain information with respect to the notes to allow payment of interest and other amounts payable on the notes free and clear of Spanish withholding, then the issuer and the guarantor shall use their commercially reasonable efforts to maintain, implement or arrange for the implementation of procedures to facilitate the timely provision of a duly executed and completed payment statement in connection with each payment of income under the notes of such series or the collection of any other documentation concerning such notes that may be required under Spanish law for payments on such notes not to be subject to Spanish withholding tax.  For these purposes, “income” means interest paid on an Interest Payment Date or the amount of the difference, if any, between the aggregate redemption price paid upon the redemption of the notes (or a portion thereof) of such series and the aggregate principal amount of such notes (other than in the event of a redemption in the circumstances described in the second paragraph in “—Redemption and Purchase—Early Redemption for Taxation Reasons”), as applicable.

If the paying agent fails to deliver a duly executed and completed payment statement on a timely basis, in respect of an Interest Payment Date or in connection with a redemption of a series of notes (other than in the event of a redemption in the circumstances described in the second paragraph in “—Redemption and Purchase—Early Redemption for Taxation Reasons”), then the related payment will be subject to Spanish withholding tax (at the general rate of 19% (except the applicable rate will be 21% during the tax periods 2012 and 2013)).  In such an event, the issuer or the guarantor, as the case may be, will pay the relevant noteholder such additional amounts as may be necessary in order that the net amount received by such noteholder after such withholding equals the sum of the respective amounts of principal, premium, if any, and interest, if any, which would otherwise have been receivable in respect of the notes of such series in the absence of such withholding, subject to the exceptions set forth in “—Payments of Additional Amounts”.

Notices

Notices to noteholders of any series of notes will be deemed to be validly given if mailed, first-class postage prepaid, to them at their respective addresses as recorded in the register kept by the trustee, and will be conclusively presumed to have been validly given on the seventh (7th) day after the date of such mailing.  In addition, notices of Syndicate meetings in respect of any series of notes will be given as described in the preceding sentence and will also be given in accordance with the Regulations governing the Syndicate of holders of notes of such series.

Governing Law

The indenture, the terms and conditions of the notes and the related guarantees and all other matters arising from or in connection with the notes, the related guarantees and the indenture, other than as set forth in the following paragraph, will be governed by, and will be construed in accordance with, the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in that State.  All questions regarding a conflict related to the trustee’s rights and duties under the indenture will be governed by and construed under the laws of the State of New York.  The parties to the indenture and the holders agree that any and all questions regarding a conflict related to the rights of the holders under provisions of the indenture relating to any Default Right or Modification Right and the Trust Indenture Act, on the one hand, and the provisions of the Regulations, on the other hand, will be governed by and construed under the laws of the State of  New York.

Except as otherwise provided in the preceding paragraph, the due authorization and execution by the issuer and guarantor of the indenture, any series of notes and the guarantees, the ranking of any series of notes and the related guarantees and the Regulations governing the Syndicate of holders of any series of notes and the duties and all other matters relating to the Commissioner of any such Syndicate, as described under “—Syndicate of Noteholders, Meetings, Modification and Waiver—Syndicate of Noteholders”, will be governed by Spanish law.

Consent to Jurisdiction

The issuer and the guarantor have agreed that any legal suit, action or proceeding brought by the trustee or any noteholder in connection with the notes of any series, the indenture and the related guarantees may be instituted in any state or federal court in the City or State of New York.  In particular, the parties to the indenture have agreed that (i) any and all proceedings in connection with the resolution of a conflict under the indenture relating to the rights and duties of the trustee under the indenture shall be brought in any U.S. federal or state court in the Borough of Manhattan, The City of New York, New York and (ii) any and all proceedings in connection with the resolution of a conflict relating to the rights of holders under provisions of the indenture relating to any Default Right or Modification Right and the Trust Indenture Act, on the one hand, and the provisions of the Regulations, on the other hand, will be brought in any U.S. federal or state court in the Borough of Manhattan, The City of New York, New York.  The Regulations of the Syndicate of holders of notes of any series will provide that, except as set forth in the two preceding sentences, the holders of notes of any series, for purposes of any issues arising out of such Regulations, expressly renounce their own jurisdiction for that of the courts of Madrid, Spain.

TAXATION

Spanish Tax Considerations

The information provided below does not purport to be a complete analysis of the tax law and practice currently applicable in Spain and does not purport to address the tax consequences applicable to all categories of investors, some of which may be subject to special rules.

Prospective purchasers of the notes are advised to consult their own tax advisors as to the tax consequences, including those under the tax laws of the country of which they are resident, of purchasing, owning and disposing of notes.

This tax section is based on Spanish law as in effect on the date of this prospectus as well as on administrative interpretation thereof, and is subject to any change in such law that may take effect after such date.

This information has been prepared in accordance with the following Spanish tax legislation in force at the date of this prospectus:

(i)
of general application, Additional Provision Two of Law 13/1985 of May 25 on investment ratios, own funds and information obligations of financial intermediaries, as amended by Law 19/2003 of July 4 on legal rules governing foreign financial transactions and capital movements and various money laundering prevention measures, Law 23/2005 of November 18 on certain tax measures to promote productivity, and Law 4/2008 of December 23 that abolishes the Net Wealth Tax, generalizes the VAT monthly refund system and introduces other tax measures (“Law 13/1985”), as well as Royal Decree 1065/2007 of July 27, approving the General Regulations of the tax inspection and management procedures and developing the common rules of the procedures to apply taxes as amended by Royal Decree 1145/2011, of July 29 and Royal Decree-Law 13/2011, of September 16, on the temporary reinstatement of the Net Wealth Tax and Royal Decree-Law 20/2011, of December 30, on urgent measures on budget, tax and finance matters for the correction of the public deficit;

(ii)
for individuals resident for tax purposes in Spain which are subject to the Individual Income Tax (“IIT”), Law 35/2006 of November 28 on the ITT Law and on the partial amendment of the Corporate Income Tax Law, the Non-Resident Income Tax Law and the Net Wealth Tax Law, and Royal Decree 439/2007 of March 30, promulgating the IIT Regulations, along with Law 29/1987 of December 18 on Inheritance and Gift Tax;

(iii)
for legal entities resident for tax purposes in Spain which are subject to the Corporate Income Tax (“CIT”), Royal Legislative Decree 4/2004 of March 5 promulgating the Consolidated Text of the CIT Law and Royal Decree 1777/2004 of July 30 promulgating the CIT Regulations; and

(iv)
for individuals and entities who are not resident for tax purposes in Spain which are subject to the Non-Resident Income Tax (“NRIT”), Royal Legislative Decree 5/2004 of March 5 promulgating the Consolidated Text of the NRIT Law and Royal Decree 1776/2004 of July 30 promulgating the NRIT Regulations, along with Law 29/1987 of December 18 on Inheritance and Gift Tax.

Whatever the nature and residence of a noteholder, the acquisition and transfer of notes will be exempt from indirect taxes in Spain, i.e., exempt from Transfer Tax and Stamp Duty, in accordance with the Consolidated Text of such tax promulgated by Royal Legislative Decree 1/1993 of September 24 and exempt from Value Added Tax, in accordance with Law 37/1992 of December 28 regulating such tax.

Individuals with Tax Residency in Spain

Individual Income Tax (Impuesto sobre la Renta de las Personas Fisicas)

Both interest periodically received and income derived from the transfer, redemption or repayment of the notes constitute a return on investment obtained from the transfer of a person’s own capital to third parties in accordance with the provisions of Section 25.2 of the IIT law, and must be included in the investor’s IIT savings taxable base pursuant to the provisions of the aforementioned law and generally subject to the flat rate of 19% on the first €6,000 and 21% on any amount in excess of €6,000, and, exceptionally, at the rate of 21% on the first €6,000, 25% on the following €18,000 and 27% for any amount in excess of €24,000, during the tax periods 2012 and 2013.

According to Section 44.5 of Royal Decree 1065/2007, of July 27, as amended by Royal Decree 1145/2011, of July 29, and in the opinion of the issuer, the issuer will pay interest without withholding to individual noteholders who are resident for tax purposes in Spain provided that the information about the notes required by Exhibit I is submitted, notwithstanding the information obligations of the issuer under general provisions of Spanish tax legislation.  In addition, income obtained upon transfer, redemption or exchange of the notes may also be paid without withholding.

However, in the case of notes held by Spanish resident individuals and deposited with a Spanish resident entity acting as depositary or custodian, payments of interest under the notes may be subject to withholding tax at the general rate of 19% (except the applicable rate will be 21% during the tax periods 2012 and 2013) which will be made by the depositary or custodian.

Net Wealth Tax (Impuesto sobre el Patrimonio)

According to Wealth Tax regulations as amended by Royal Decree-Law 13/2011, individuals with tax residency in Spain are subject to Wealth Tax on tax year 2012 to the extent that their net worth exceeds €700,000 (subject to any exceptions provided under relevant legislation in an autonomous region (Comunidad Autónoma)).  Therefore, they should take into account the value of the notes which they hold as of December 31 in year 2012, the applicable rates ranging between 0.2% and 2.5%.

Inheritance and Gift Tax (Impuesto sobre Sucesiones y Donaciones)

Individuals who are resident in Spain for tax purposes who acquire ownership or other rights over any notes by inheritance, gift or legacy will be subject to the Spanish Inheritance and Gift Tax in accordance with the applicable Spanish regional and state rules.  The applicable tax rates currently range between 7.65% and 81.6%, depending on relevant factors.

Legal Entities with Tax Residency in Spain

Corporate Income Tax (Impuesto sobre Sociedades)

Both interest periodically received and income derived from the transfer, redemption or repayment of the notes are subject to CIT (at the current general flat tax rate of 30% for 2012) in accordance with the rules for this tax.

In accordance with Section 44.5 of Royal Decree 1065/2007, of July 27, as amended by Royal Decree 1145/2011, of July 29, and in the opinion of the issuer, there is no obligation to withhold on income payable to Spanish CIT taxpayers (which for the sake of clarity, include Spanish tax resident investment funds and Spanish tax resident pension funds).  Consequently, the issuer will not withhold on interest payments to Spanish CIT taxpayers provided that the information about the notes required by Exhibit I is submitted, notwithstanding the information obligations of the issuer under general provisions of Spanish tax legislation.

However, in the case of notes held by a Spanish resident entity and deposited with a Spanish resident entity acting as depositary or custodian, payments of interest under the notes may be subject to withholding tax at the general rate of 19% (except the applicable rate will be 21% during the tax periods 2012 and 2013), withholding that will be made by the depositary or custodian, if the notes do not comply with exemption requirements specified in the Reply to the Consultation of the Directorate General for Taxation (Dirección General de Tributos) dated July 27, 2004 and require a withholding to be made.

Net Wealth Tax (Impuesto sobre el Patrimonio)

Legal entities in Spain for tax purposes are not subject to Wealth Tax.

Inheritance and Gift Tax (Impuesto sobre Sucesiones y Donaciones)

Legal entities resident in Spain for tax purposes which acquire ownership or other rights over the notes by inheritance, gift or legacy are not subject to the Spanish Inheritance and Gift Tax but must include the market value of the notes in their taxable income for CIT purposes.

Individuals and Legal Entities that are not Tax Resident in Spain

Non-Resident Income Tax (Impuesto sobre la Renta de no Residentes)

(i)      Non-Spanish tax resident investors acting through a permanent establishment in Spain

If the notes form part of the assets of a permanent establishment in Spain of a person or legal entity who is not resident in Spain for tax purposes, the tax rules applicable to income deriving from such notes are, generally, the same as those set out above for Spanish CIT taxpayers.  See “—Legal Entities with Tax Residency in Spain—Corporate Income Tax (Impuesto sobre Sociedades)”.  Ownership of the notes by investors who are not resident in Spain for tax purposes will not in itself create the existence of a permanent establishment in Spain.

(ii)      Non-Spanish tax resident investors not acting through a permanent establishment in Spain

Both interest payments periodically received and income derived from the transfer, redemption or repayment of the notes obtained by individuals or entities who are not resident in Spain for tax purposes and do not act, with respect to the notes, through a permanent establishment in Spain, are exempt from NRIT.

In order for the exemption from withholding to apply, it is necessary for our paying agent to comply with certain information obligations relating to the notes, in the manner set forth in Section 44 of Royal Decree 1065/2007, as detailed under “—Information about the Notes in Connection with Payments” below.  If these information obligations are not complied with in the manner indicated, the issuer will withhold at the general rate of 19% (except the applicable rate will be 21% during the tax periods 2012 and 2013) and the issuer will pay to the relevant noteholder Additional Amounts with respect to such withholding, subject to the exceptions described in “Description of the Notes and Guarantees—Payments of Additional Amounts”.

Net Wealth Tax (Impuesto sobre el Patrimonio)

To the extent that the income deriving from the notes is exempt from NRIT, individuals who do not have tax residency in Spain who hold such notes on the last day of any year will be exempt from Wealth Tax.  Individuals resident in a country with which Spain has entered into a double tax treaty in relation to Wealth Tax would generally not be subject to such tax.  Otherwise, according to Royal Decree-Law 13/2011, non-Spanish resident individuals whose properties and rights are located in Spain, or that can be exercised within the Spanish territory, and exceed €700,000 would be subject to Wealth Tax, the applicable rates ranging between 0.2% and 2.5%.

Non-Spanish resident legal entities are not subject to Wealth Tax.

Inheritance and Gift Tax (Impuesto sobre Sucesiones y Donaciones)

Individuals not resident in Spain for tax purposes who acquire ownership or other rights over the notes by inheritance, gift or legacy, will be subject to the Spanish Inheritance and Gift Tax in accordance with the applicable Spanish regional and state rules, unless they reside in a country for tax purposes with which Spain has entered into a double tax treaty in relation to Inheritance and Gift Tax.  In such case, the provisions of the relevant double tax treaty will apply.  Spain and the United States have not entered into such a treaty.

Non-Spanish tax resident legal entities which acquire ownership or other rights over the notes by inheritance, gift or legacy are not subject to the Spanish Inheritance and Gift Tax.  Such acquisitions will be subject to NRIT (as described above), without prejudice to the provisions of any applicable double tax treaty entered into by Spain.  In general, double tax treaties provide for the taxation of this type of income in the country of tax residence of the beneficiary.

Tax Rules for Notes not Listed on an Organized Market in an OECD Country

Withholding on Account of IIT, NRIT and CIT

If the notes of any series are not listed on an organized market in an OECD country on any Interest Payment Date, interest payments to beneficial owners in respect of the notes of such series will be subject to Spanish withholding tax at the general rate of 19% (except the applicable rate will be 21% during the tax periods 2012 and 2013) except in the case of beneficial owners which are: (A) residents of a European Union member state other than Spain and obtain the interest income either directly or through a permanent establishment located in another European Union member state, provided that such beneficial owners (i) do not obtain the interest income on the notes through a permanent establishment in Spain and (ii) are not resident of, are not located in, nor obtain income through, a tax haven (as defined by Royal Decree 1080/1991 of July 5 as amended and as described below); or (B) residents for tax purposes in a country which has entered into a convention for the avoidance of double taxation with Spain which provides for an exemption from Spanish tax or a reduced withholding tax rate with respect to interest payable to any beneficial owner (generally 10% under the treaty for the avoidance of double taxation between Spain and the United States).  Individuals and entities that may benefit from such exemptions or reduced tax rates would have to apply directly to the Spanish tax authorities in order to obtain a refund of any amounts to which they may be entitled.

Tax Havens

Pursuant to Royal Decree 1080/1991 of July 5 as amended, each of the following jurisdictions is considered to be a tax haven at the date of this prospectus:

Anguilla	Principality of Liechtenstein
Antigua and Barbuda, Islands of	Principality of Monaco
Bermuda	Republic of Cyprus
British Virgin Islands	Republic of Dominica
Cayman Islands	Republic of Lebanon
Channel Islands (Jersey and Guernsey)	Republic of Liberia
Falkland Islands	Republic of Nauru
Fiji Islands	Republic of Panama
Gibraltar	Republic of Seychelles
Grenada	Republic of Singapore
Hashemite Kingdom of Jordan	Republic of Vanuatu
Isle of Man	Saint Lucia
Kingdom of Bahrain	Saint Vincent & the Grenadines
Macau	Solomon Islands
Marianas Islands	Sultanate of Brunei
Mauritius	Sultanate of Oman
Montserrat	The Cook Islands
Turks and Caicos Islands, and
United States Virgin Islands

Tax Rules for Payments Made by the Guarantor

Payments made by the guarantor to beneficial owners will be subject to the same tax rules previously set out for payments made by the issuer.

Information About the Notes in Connection with Payments

As described under “—Spanish Tax Considerations”, interest and other income paid with respect to the notes will be exempt from Spanish withholding tax if the procedures for delivering to the issuer the information described in Exhibit I of this prospectus are complied with.

In this regard, please note that Law 4/2008, of December 23, has modified Section 3 of the second additional provision of Law 13/1985, reducing the scope of the information that must be submitted to the Spanish tax authorities.

In light of the foregoing, the information obligations to be complied with in order to apply the exemption are those laid down in Section 44 of Royal Decree 1065/2007 (“Section 44”), as amended by Royal Decree 1145/2011 of July 29.

In accordance with Section 44 paragraph 5, before the close of business on the Business Day immediately preceding the date on which any payment of interest, principal or of any amounts in respect of the early redemption of the notes (each, a “Payment Date”) is due, the issuer must receive   from the paying agent the following information about the notes:

(i)      the identification of the notes with respect to which the relevant payment is made;

(ii)     the date on which the relevant payment is made;

(iii)    the total amount of the relevant payment; and

(iv)    the amount of the relevant payment paid to each entity that manages a clearing and settlement system for securities situated outside of Spain.

In particular, the paying agent must certify the information above about the notes by means of a certificate, the form of which is attached as Exhibit I of this prospectus.

In light of the above, the issuer, the guarantor and the paying agent have arranged certain procedures to facilitate the collection of information concerning the notes by 8:00 PM (New York time) on the New York Business Day immediately preceding each relevant Payment Date.  If, despite these procedures, the relevant information is not received by the issuer or, as the case may be, by the guarantor as of each Payment Date, the issuer may be required to withhold at the general rate of 19% (except the applicable rate will be 21% during the tax periods 2012 and 2013) from any interest or redemption premium payment in respect of the relevant notes as to which the required information has not been provided by the paying agent.

If the paying agent fails to deliver a duly executed and completed payment statement on a timely basis, in respect of an Interest Payment Date or in connection with a redemption of notes (other than in the event of a redemption in the circumstances described in the second paragraph in “Description of the Notes and Guarantees—Redemption and Purchase—Early Redemption for Taxation Reasons”), then the related payment will be subject to Spanish withholding tax (at the general rate of 19% (except the applicable rate will be 21% during the tax periods 2012 and 2013)).  In such an event, the issuer or the guarantor, as the case may be, will pay the relevant noteholder such additional amounts as may be necessary in order that the net amount received by such noteholder after such withholding equals the sum of the respective amounts of principal, premium, if any, and interest, if any, which would otherwise have been receivable in respect of the notes in the absence of such withholding, subject to the exceptions set forth in “Description of the Notes and Guarantees—Payments of Additional Amounts”.

EU Savings Directive

Under the European Union Council Directive 2003/48/EU on the taxation of savings income, member states are required to provide to the tax authorities of another member state details of payments of interest (or similar income) paid by a person within its jurisdiction to an individual resident in that other member state.  However, for a transitional period, Luxembourg and Austria are instead required (unless during that period they elect otherwise) to operate a withholding system in relation to such payments (the ending of such transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries).  A number of non-European Union countries and territories, including Switzerland, have agreed to adopt similar measures (a withholding system in the case of Switzerland).

U.S. Federal Income Tax Considerations

Introduction

The following is a description of the material U.S. federal income tax consequences of the ownership and disposition of notes to the U.S. Holders described below.  This summary applies only to the U.S. Holders described below that (i) purchase notes of any series in their offering at the “issue price”, which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes of such series is sold for money and (ii) hold the notes as capital assets for U.S. federal income tax purposes.  The following discussion applies only to notes with a fixed maturity date that is more than one year from the issue date.

This discussion does not describe all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including alternative minimum tax consequences and tax consequences applicable to U.S. Holders subject to special rules, such as:

•	certain financial institutions;

•	dealers or certain traders in securities;

•	persons holding notes as part of a hedging transaction, straddle, wash sale, conversion transaction or integrated transaction;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	entities classified as partnerships for U.S. federal income tax purposes;

•	tax-exempt entities; or

•	persons holding notes in connection with a trade or business conducted outside of the United States.

If an entity that is classified as a partnership for U.S. federal income tax purposes owns notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership.  Partnerships owning notes and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of owning and disposing of the notes.

This summary is based on the Internal Revenue Code of 1986, as amended, administrative pronouncements, judicial decisions and Treasury regulations, all as of the date hereof, any of which is subject to change, possibly with retroactive effect.

Persons considering the purchase of notes of any series should consult their tax advisers with regard to the application of the U.S. federal tax laws to their particular situations, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  The applicable prospectus supplement may include a summary of additional or alternative U.S. federal income tax considerations that are not described herein and that may be relevant to a particular series of notes.  For example, the applicable prospectus supplement will include a summary of U.S. federal income tax consequences to U.S. Holders of owning or disposing of notes that are not U.S. dollar-denominated or notes that are subject to the rules applicable to contingent payment debt instruments.  Persons considering the purchase of notes of any series should review the applicable prospectus supplement in addition to the discussion below.

As used herein, a “U.S. Holder” is a person that is, for U.S. federal income tax purposes, a beneficial owner of a note and is:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Payments of Interest

Stated interest on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with a U.S. Holder’s method of accounting for U.S. federal income tax purposes.  The amount of interest taxable as ordinary income will include amounts withheld in respect of Spanish taxes, if any.  Interest income (and any original issue discount described below) will constitute foreign-source income for U.S. federal income tax purposes, which may be relevant to a U.S. Holder in calculating the U.S. Holder’s foreign tax credit limitation, and will generally be treated as “passive category income” for U.S. foreign tax credit purposes.  To the extent a U.S. Holder is eligible for a refund under Spanish tax law or an applicable treaty of any amount withheld with respect to Spanish taxes, such U.S. Holder will not be eligible to credit such amount against the U.S. Holder’s U.S. federal income tax liability.  The U.S. foreign tax credit rules are complex.  U.S. Holders should consult their tax advisors regarding the availability of U.S. foreign tax credits and the application of the U.S. foreign tax credit rules to their particular situations.

Original Issue Discount

If a note’s “issue price” (as described above) is less than its “stated redemption price at maturity”, the note will be considered to have been issued at an original discount for U.S. federal income tax purposes (and will be referred to herein as an “original issue discount note”) unless the note satisfies a de minimis threshold, as described below.  A note’s stated redemption price at maturity will equal the sum of all payments under the note, other than payments of “qualified stated interest”.  Generally, “qualified stated interest” is stated interest unconditionally payable (other than in debt instruments of the issuer) at least annually during the entire term of the note at a single fixed rate or, if certain conditions are met, at a variable rate.  See “—Floating Rate Notes” below for a discussion regarding the treatment of certain variable rates as qualified stated interest.

If the difference between a note’s stated redemption price at maturity and its issue price is less than a prescribed de minimis amount (generally 1/4 of one percent of the stated redemption price at maturity multiplied by the number of complete years to maturity), the note will not be considered to have original issue discount.  A U.S. Holder of original discount notes will be required to include any qualified stated interest in income in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes, as described in “—Payments of Interest” above.  In addition, a U.S. Holder of original issue discount notes will be required to include in income the sum of the daily portions of the original issue discount for each day on which the U.S. Holder held the note.  The U.S. holder will be required to include such original issue discount as it accrues in accordance with a constant yield method based on a compounding of interest, regardless of whether cash attributable to this income is received and regardless of such U.S. Holder’s regular method of tax accounting.  Under this method, U.S. Holders of original issue discount notes generally will be required to include in income increasingly greater amounts of original issue discount in successive accrual periods.

A U.S. Holder may make an election to include in income all interest that accrues on a note (including stated interest, original issue discount and de minimis original issue discount), as adjusted by any amortizable bond premium (as described below), in accordance with a constant yield method based on the compounding of interest (a “constant yield election”).  The constant yield election will apply only to the notes with respect to which it is made and may not be revoked without the consent of the Internal Revenue Service.

Floating Rate Notes

It is expected, and therefore the discussion below assumes, that a floating rate note will pay interest at a rate equal to a LIBOR, plus a fixed spread, throughout the term of the note and that the interest will be unconditionally payable at least annually in cash.  If a floating rate note of any series is issued with different terms, the applicable prospectus supplement will describe relevant U.S. federal income tax consequences to U.S. Holders.

All stated interest on a floating rate note will constitute qualified stated interest and will be taxed as described in “—Payments of Interest” above.  Thus, a floating rate note generally will not be treated as issued with original issue discount, unless the note is issued at an issue price below its principal amount and the difference between the issue price and the principal amount equals or is in excess of the specified de minimis amount described in “—Original Issue Discount” above.  In general, if a floating rate note is issued with original issue discount, the amount of qualified stated interest and the amount of original issue discount that accrues during an accrual period will be determined under the rules applicable to fixed rate debt instruments, as discussed under “—Payments of Interest” and “—Original Issue Discount” above, by assuming that the variable rate is a fixed rate equal to the value, as of the issue date, of the LIBOR plus the applicable fixed spread.  The qualified stated interest allocable to an accrual period will be increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period pursuant to the foregoing sentence.

Amortizable Bond Premium

If a U.S. Holder purchases a note for an amount that is greater than the sum of all amounts payable on the note other than qualified stated interest, the U.S. Holder will be considered to have purchased the note with amortizable bond premium.  In general, the amount of amortizable bond premium will be equal to the excess of the purchase price over the sum of all amounts payable on the note other than qualified stated interest and the U.S. Holder may elect to amortize this premium, using a constant yield method, over the remaining term of the note.  A U.S. Holder may generally use the amortizable bond premium allocable to an accrual period to offset qualified stated interest required to be included in such U.S. Holder’s income with respect to the note in that accrual period.  A U.S. Holder that elects to amortize bond premium must reduce its tax basis in the note by the amount of the amortized premium.  An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the U.S. Holder and may be revoked only with the consent of the Internal Revenue Service.  If a U.S. Holder makes a constant yield election (as described in “—Original Issue Discount” above) for a note with amortizable bond premium, such election will result in a deemed election to amortize bond premium.

Sale, Retirement or Other Taxable Disposition of the Notes

Upon the sale, retirement or other taxable disposition of a note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, retirement or disposition and the U.S. Holder’s adjusted tax basis in the note.  For these purposes, the amount realized does not include any amount attributable to accrued but unpaid interest.  Amounts attributable to accrued but unpaid interest will be taxed as interest as described in “—Payments of Interest” above.  A U.S. Holder’s adjusted tax basis in the notes will generally equal the cost of such note to the U.S. Holder, increased by any amount of original issue discount included in income, decreased by the amount of any payment on the notes other than payments of qualified stated interest, and further decreased by any amortized bond premium.

Gain or loss recognized on the sale, retirement or other taxable disposition of a note will generally be capital gain or loss, and will be long-term capital gain or loss if at the time of the sale, retirement or taxable disposition the U.S. Holder has held the note for more than one year.  Gain or loss will generally be U.S.-source for purposes of computing a U.S. holder’s foreign tax credit limitation.  The deductibility of capital losses may be subject to limitations.

An assumption of the obligations of the issuer as described in “Description of the Notes and Guarantees—Merger; Sale of Assets; Assumption” may be considered for U.S. federal income tax purposes to be a taxable exchange of the notes for new notes, resulting in recognition of taxable gain or loss for U.S. federal income tax purposes and other possible adverse tax consequences.  U.S. Holders should consult their tax advisers regarding the U.S. federal, state, local and other tax consequences of any assumption of the issuer’s obligations under the notes.

Information Reporting and Backup Withholding

Payments of interest and proceeds from the sale of a note that are made within the United States or through certain U.S.-related financial intermediaries may be subject to information reporting and to backup withholding, unless the U.S. Holder is an exempt recipient or, in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred.  The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

Certain U.S. Holders who are individuals (and under proposed Treasury regulations, certain entities) may be required to report information relating to securities issued by a non-U.S. person (or foreign accounts through which the securities are held), subject to certain exceptions (including an exception for securities held in accounts maintained by U.S. financial institutions).  U.S. Holders should consult their tax advisers regarding their reporting obligations with respect to the notes.

BENEFIT PLAN INVESTOR CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Internal Revenue Code of 1986, (the “Code”), impose certain requirements on (a) employee benefit plans subject to Title I of ERISA, (b) individual retirement accounts, Keogh plans or other arrangements subject to Section 4975 of the Code, (c) entities whose underlying assets include “plan assets” by reason of any such plan’s or arrangement’s investment therein (we refer to the foregoing collectively as “Plans”) and (d) persons who are fiduciaries with respect to Plans.  In addition, certain governmental, church and non-U.S. plans (“Non-ERISA Arrangements”) are not subject to Section 406 of ERISA or Section 4975 of the Code, but may be subject to other laws that are substantially similar to those provisions (each, a “Similar Law”).

In addition to ERISA’s general fiduciary standards, Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Plan and persons who have specified relationships to the Plan, i.e., “parties in interest” as defined in ERISA or “disqualified persons” as defined in Section 4975 of the Code (we refer to the foregoing collectively as “parties in interest”) unless exemptive relief is available under an exemption issued by the U.S. Department of Labor.  Parties in interest that engage in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and Section 4975 of the Code.  We, and our current and future affiliates, may be parties in interest with respect to many Plans.  Thus, a Plan fiduciary considering an investment in the notes described in this prospectus should also consider whether such an investment might constitute or give rise to a prohibited transaction under ERISA or Section 4975 of the Code.  For example, the notes may be deemed to represent a direct or indirect sale of property, extension of credit or furnishing of services between us and an investing Plan which would be prohibited if we are a party in interest with respect to the Plan unless exemptive relief were available under an applicable exemption.

In this regard, each prospective purchaser that is, or is acting on behalf of, a Plan, and proposes to purchase the notes described in this prospectus, should consider the exemptive relief available under the following prohibited transaction class exemptions, or PTCEs: (A) the in-house asset manager exemption (PTCE 96-23), (B) the insurance company general account exemption (PTCE 95-60), (C) the bank collective investment fund exemption (PTCE 91-38), (D) the insurance company pooled separate account exemption (PTCE 90-1) and (E) the qualified professional asset manager exemption (PTCE 84-14).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of notes and related lending transactions, provided that neither the issuer of the notes nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”).  There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the notes described in this prospectus.

Each purchaser or holder of a security covered by this prospectus, and each fiduciary who causes any entity to purchase or hold a security covered by this prospectus, shall be deemed to have represented and warranted, on each day such purchaser or holder holds such notes, that either (i) it is neither a Plan nor a Non-ERISA Arrangement and it is not purchasing or holding notes on behalf of or with the assets of any Plan or Non-ERISA Arrangement; or (ii) its purchase, holding and subsequent disposition of such notes shall not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any provision of Similar Law.

Fiduciaries of any Plans and Non-ERISA Arrangements should consult their own legal counsel before purchasing the notes described in this prospectus.  We also refer you to the portions of the offering circular addressing restrictions applicable under ERISA, the Code and Similar Law.

Each purchaser of a security covered by this prospectus will have exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the security does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Law.  Nothing herein shall be construed as a representation that an investment in the notes described in this prospectus would meet any or all of the relevant legal requirements with respect to investments by, or is appropriate for, Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

VALIDITY OF THE NOTES AND THE GUARANTEES

The validity of the notes and the guarantees will be passed upon for us by Davis Polk & Wardwell LLP, as to matters of U.S. federal and New York law, and by Banco Santander’s in-house counsel, Natalia Butragueño, as to matters of Spanish law, and for any underwriters by Sidley Austin LLP, the underwriters’ designated U.S. counsel.

EXPERTS

The consolidated financial statements as of December 31, 2011, 2010 and 2009, and for each of the three years in the period ended December 31, 2011, incorporated in this prospectus by reference from Banco Santander’s 2011 Annual Report on Form 20-F and the effectiveness of Banco Santander´s internal control over financial reporting have been audited by Deloitte, S.L., an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference.  Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

Each of Banco Santander and the issuer is a corporation (sociedad anónima) organized under the laws of the Kingdom of Spain.  Substantially all of the directors and executive officers of the guarantor and all of the directors of the issuer, and certain of the experts named in this document, are not residents of the United States. A substantial majority of the assets of the guarantor and substantially all of the assets of the issuer and such officers and directors are located outside the United States.  As a result, it may not be possible for investors to effect service of process within the United States upon such persons with respect to matters arising under the U.S. Securities Act of 1933, as amended (the “Securities Act”) or to enforce against them judgments of courts of the United States predicated upon civil liability under the Securities Act.  We are advised by Spanish legal counsel that there is doubt as to the enforceability in Spain in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities predicated solely upon the securities laws of the United States.  We have submitted to the non-exclusive jurisdiction of New York state and U.S. federal courts sitting in New York City for the purpose of any suit, action or proceeding arising out of or in connection with the indenture or the notes and have appointed Banco Santander, S.A., New York Branch, as agent in New York City to accept service of process in any such action.

EXHIBIT I

[Form of Exhibit subject to change; English translation provided for informational purposes only]

Anexo al Reglamento General de las actuaciones y los procedimientos de gestión e inspección tributaria y de desarrollo de las normas comunes de los procedimientos de aplicación de los tributos, aprobado por Real Decreto 1065/2007

Modelo de declaración a que se refieren los apartados 3, 4 y 5 del artículo 44 del Reglamento General de las actuaciones y los procedimientos de gestión e inspección tributaria y de desarrollo de las normas comunes de los procedimientos de aplicación de los tributos

Annex to Royal Decree 1065/2007, of July 27, approving the General Regulations of the tax inspection and management procedures and developing the common rules of the procedures to apply taxes

Declaration form referred to in paragraphs 3, 4 and 5 of Article 44 of the General Regulations of the tax inspection and management procedures and developing the common rules of the procedures to apply taxes

Don (nombre), con número de identificación fiscal (…)(1), en nombre y representación de The Bank of New York Mellon, como agente de pagos de los valores, con número de identificación fiscal (…)(1) y domicilio en (…) en calidad de (marcar la letra que proceda):

Mr. (name), with tax identification number (…)(1), in the name and on behalf of The Bank of New York Mellon, as Paying Agent with respect to the securities, with tax identification number (…)(1) and address in (…) as (function – mark as applicable):

(a) Entidad Gestora del Mercado de Deuda Pública en Anotaciones.

(a) Management Entity of the Public Debt Market in book entry form.

(b) Entidad que gestiona el sistema de compensación y liquidación de valores con sede en el extranjero.

(b) Entity that manages the clearing and settlement system of securities resident in a foreign country.

(c) Otras entidades que mantienen valores por cuenta de terceros en entidades de compensación y liquidación de valores domiciliadas en territorio español.

(c) Other entities that hold securities on behalf of third parties within clearing and settlement systems domiciled in the Spanish territory.

(d) Agente de pagos designado por el emisor.

(d) Paying agent appointed by the issuer.

Formula la siguiente declaración, de acuerdo con lo que consta en sus propios registros:

Makes the following statement, according to its own records:

1. En relación con los apartados 3 y 4 del artículo 44:

1. In relation to paragraphs 3 and 4 of Article 44:

1.1 Identificación de los valores

1.1 Identification of the securities

1.2 Fecha de pago de los rendimientos (o de reembolso si son valores emitidos al descuento o segregados)

Exh I-1

1.2 Income payment date (or refund if the securities are issued at discount or are segregated)

1.3 Importe total de los rendimientos (o importe total a reembolsar, en todo caso, si son valores emitidos al descuento o segregados)

1.3 Total amount of income (or total amount to be refunded, in any case, if the securities are issued at discount or are segregated)

1.4 Importe de los rendimientos correspondiente a contribuyentes del Impuesto sobre la Renta de las Personas Físicas, excepto cupones segregados y principales segregados en cuyo reembolso intervenga una Entidad Gestora

1.4 Amount of income corresponding to Personal Income Tax taxpayers, except segregated coupons and segregated principals for which reimbursement an intermediary entity is involved

1.5 Importe de los rendimientos que conforme al apartado 2 del artículo 44 debe abonarse por su importe íntegro (o importe total a reembolsar si son valores emitidos al descuento o segregados).

1.5 Amount of income which according to paragraph 2 of Article 44 must be paid gross (or total amount to be refunded if the securities are issued at discount or are segregated)

2. En relación con el apartado 5 del artículo 44.

2. In relation to paragraph 5 of Article 44.

2.1 Identificación de los valores

2.1 Identification of the securities

2.2 Fecha de pago de los rendimientos (o de reembolso si son valores emitidos al descuento o segregados)

2.2 Income payment date (or refund if the securities are issued at discount or are segregated)

2.3 Importe total de los rendimientos (o importe total a reembolsar si son valores emitidos al descuento o segregados

2.3 Total amount of income (or total amount to be refunded if the securities are issued at discount or are segregated)

2.4 Importe correspondiente a la entidad que gestiona el sistema de compensación y liquidación de valores con sede en el extranjero A.

2.4 Amount corresponding to the entity that manages the clearing and settlement system of securities resident in a foreign country A.

2.5 Importe correspondiente a la entidad que gestiona el sistema de compensación y liquidación de valores con sede en el extranjero B.

2.5 Amount corresponding to the entity that manages the clearing and settlement system of securities resident in a foreign country B.

2.6 Importe correspondiente a la entidad que gestiona el sistema de compensación y liquidación de valores con sede en el extranjero C.

2.6 Amount corresponding to the entity that manages the clearing and settlement system of securities resident in a foreign country C.

Exh I-2

Lo que declaro en ..................….a …. de ...................…de ….

I declare the above in .................. .... on the.... of ................... ... of ....

(1) En caso de personas, físicas o jurídicas, no residentes sin establecimiento permanente se hará constar el número o código de identificación que corresponda de conformidad con su país de residencia

(1) In case of non-residents (individuals or corporations) without permanent establishment in Spain it shall be included the number or identification code which corresponds according to their country of residence.

Exh I-3

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Capitalized terms used but not otherwise defined in this Part II of the registration statement  shall have the meaning ascribed to them in the prospectus included in this registration statement.

Item 8.  Indemnification of Directors and Officers

Banco Santander, S.A.

Indemnification under Banco Santander’s By-Laws (estatutos) and Spanish Law

Under Banco Santander’s by-laws and Spanish law, Banco Santander’s directors will be liable to Banco Santander and the shareholders and creditors of Banco Santander for any damage they cause through acts contrary to the law or the bylaws of Banco Santander, or acts carried out in breach of the duties inherent to the discharge of their office.  All directors shall be jointly liable for those acts, except those that evidence that they did not intervene in the approval and execution of the act and did not know about the act or, if they knew, did everything that they deem reasonable to avoid the damage or, at least, expressly opposed the act.  The fact that the act has been approved, ratified or authorized by a Shareholders’ Meeting shall not relieve the directors from their liability.  No provision of Banco Santander’s bylaws provides for the indemnification of the directors with respect to such liabilities.

Pursuant to resolutions adopted by the Executive Committee of the Board of Directors of the Bank on November 5, 2012 in connection with the filing of this registration statement, the Bank has undertaken to indemnify its directors and officers, to the extent permitted by applicable law and the Bank’s by-laws, against any loss, claim, damages and judgments, and any expenses (including legal expenses) relating thereto, to which they may become subject under any U.S. state or federal securities laws insofar as such liabilities arise in connection with this registration statement.

Directors and Officers Insurance

Banco Santander maintains an insurance policy that protects its officers and directors from civil liabilities incurred as a result of actions taken in their official capacity associated with any civil, criminal or administrative process.

Item 9.  Exhibits

The following is a list of all exhibits filed as part of this registration statement on Form F-3.

Number	Description
1.1	Form of Underwriting Agreement
4.1	Indenture among Santander US Debt, S.A., Unipersonal as issuer, Banco Santander, S.A. as guarantor, and The Bank of New York Mellon, as trustee, including the form of note and form of guarantee
4.2	Form of Note (included in Exhibit 4.1)
4.3	Form of Guarantee (included in Exhibit 4.1)
5.1	Opinion of Natalia Butragueño as to the validity of the notes and the guarantees
5.2	Opinion of Davis Polk & Wardwell LLP as to the validity of the notes and the guarantees
23.1	Consent of Deloitte, S.L.
23.2	Consent of Natalia Butragueño (included in Exhibit 5.1)
23.3	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.2)
24.1	Power of Attorney (included on signature page)
25.1	Statement of Eligibility on Form T-1 of Bank of New York Mellon, as trustee under the indenture

Item 10.  Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.  Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser:

(A) Each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of a registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by an undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of each registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, Banco Santander, S.A. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Madrid, Kingdom of Spain, on November 27, 2012.

BANCO SANTANDER, S.A.

By:	/s/ José Antonio Soler Ramos
	Name:	José Antonio Soler Ramos
	Title:	Deputy General Manager

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each of the individuals whose signature appears below (whether as a director, officer or authorized representative of Banco Santander, S.A., or otherwise) constitutes and appoints any member of the Board of Directors of Banco Santander, S.A., Ignacio Benjumea Cabeza de Vaca, Francisco Javier Illescas Fernández Bermejo, José Antonio Soler Ramos, Antonio Torío Martín, Natalia Butragueño Rodríguez-Borlado, Pablo Roig García Bernalt and María Visitación Díaz Varona and each of them, as his or her true and lawful attorney-in-fact and agent, with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement or any such subsequent registration statement and reports on Form 6-K relating thereto and any registration statement filed pursuant to Rule 426(b) under the Securities Act, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Emilio Botín	Chairman of the Board of Directors and of the Executive Committee	November 27, 2012
Emilio Botín

/s/ Fernando de Asúa	First Vice Chairman of the Board of Directors	November 27, 2012
Fernando de Asúa

/s/ Alfredo Sáenz	Second Vice Chairman of the Board of Directors and Chief Executive Officer	November 27, 2012
Alfredo Sáenz

/s/ Matías R. Inciarte	Third Vice Chairman of the Board of Directors	November 27, 2012
Matías R. Inciarte

/s/ Ana P. Botín	Director	November 27, 2012
Ana P. Botín

Signature	Title	Date

/s/ Guillermo de la Dehesa	Director	November 27, 2012
Guillermo de la Dehesa

/s/ Rodrigo Echenique	Director	November 27, 2012
Rodrigo Echenique

/s/ Juan R. Inciarte	Director	November 27, 2012
Juan R. Inciarte

/s/ Ángel Jado	Director	November 27, 2012
Ángel Jado

/s/ José Antonio Álvarez	Chief Financial Officer	November 27, 2012
José Antonio Álvarez

/s/ José Tejón	Chief Accounting Officer	November 27, 2012
José Tejón

/s/ James Bathon	Managing Director of Banco Santander, S.A., New York Branch; authorized representative in the United States	November 27, 2012
James Bathon

SIGNATURES

Pursuant to the requirements of the Securities Act, Santander US Debt, S.A. Unipersonal certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Madrid, Kingdom of Spain, on November 27, 2012.

SANTANDER US DEBT, S.A. UNIPERSONAL

By:	/s/ José Antonio Soler Ramos
	Name:	José Antonio Soler Ramos
	Title:	Chairman of the Board of Directors

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each of the individuals whose signature appears below (whether as a director, officer or authorized representative of Santander US Debt, S.A. Unipersonal, or otherwise) constitutes and appoints José Antonio Soler Ramos, Antonio Torío Martín, Natalia Butragueño Rodríguez-Borlado, Pablo Roig García Bernalt and María Visitación Díaz Varona and each of them, as his or her true and lawful attorney-in-fact and agent, with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement or any such subsequent registration statement and reports on Form 6-K relating thereto and any registration statement filed pursuant to Rule 426(b) under the Securities Act, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ José Antonio Soler	Chairman	November 27, 2012
José Antonio Soler

/s/ Pablo Roig	Director	November 27, 2012
Pablo Roig

/s/ Antonio Torío	Director	November 27, 2012
Antonio Torío

/s/ María V. Díaz Varona	Director	November 27, 2012
María V. Díaz Varona

/s/ James Bathon	Managing Director of Banco Santander, S.A., New York Branch; authorized representative in the United States	November 27, 2012
James Bathon